EXHIBIT 10.35

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is made and entered into as of December 5, 2005 (the “Execution Date”) by and between EXELIXIS, INC., a Delaware corporation having its principal place of business at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 (“Exelixis”), and BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation headquartered at 345 Park Avenue, New York, New York, 10154 (“BMS”). Exelixis and BMS are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. BMS is a multinational health care company that has expertise and capability in developing and marketing human pharmaceuticals and has research and development programs, including expertise and proprietary technology relating to compounds that modulate the Liver X Receptor.

B. Exelixis is a drug discovery company that has expertise and proprietary technology relating to compounds that modulate the Liver X Receptor.

C. BMS and Exelixis desire to establish a collaboration to apply such Exelixis technology and expertise to the discovery, lead optimization and characterization of small molecule compounds, and to provide for the development and commercialization of novel therapeutic and prophylactic products based on such compounds.

NOW, THEREFORE, the Parties agree as follows:

1. DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.

1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.2 “Alliance Manager” has the meaning set forth in Section 2.4(a).

1.3 “ANDA” means an Abbreviated New Drug Application filed with the FDA in conformance with applicable laws and regulations, or the foreign equivalent of any such application in any other country.

1.4 “BMS Compound” means: (a) those LXR Modulators or Dual LXR/FXR Modulators that are set forth in the Disclosure Letter and that are being contributed to the Collaboration by BMS as of [ * ]; (b) any LXR Modulators or Dual LXR/FXR Modulators that are contributed to the Collaboration by BMS [ * ] at [ * ] and subject to [ * ]; and (c) [ * ].

1.5 “BMS Decision Point 4.5” or “BMS DP 4.5” means the point at which BMS determines that [ * ].

1.6 “BMS Independent Activity Period” means the period, if any, commencing on the date [ * ] and ending on the first to occur of: (a) the date that [ * ]; or (b) [ * ].

1.7 “BMS Know-How” means all Information Controlled by BMS (other than BMS Patents) and its Affiliates [ * ] that is: (a) [ * ] for Exelixis to exercise the rights licensed or granted to it under Sections 10.4(d)(i) and 10.4(d)(ii); and/or (b) [ * ]: (i) to perform its obligations to the Collaboration under this Agreement; and (ii) for Exelixis to exercise the rights licensed or granted to it under Sections 5.3, 10.4(d)(iii) and 10.4(d)(iv).

1.8 “BMS Patents” means all Patents Controlled by BMS and its Affiliates, including Patents Controlled jointly with Exelixis, [ * ] that are: (a) [ * ] for Exelixis to exercise the rights licensed or granted to it under Sections 10.4(d)(i) and 10.4(d)(ii); and/or (b) [ * ]: (i) to perform its obligations to the Collaboration under this Agreement; and (ii) for Exelixis to exercise the rights licensed or granted to it under Sections 5.3, 10.4(d)(iii) and 10.4(d)(iv).

1.9 “Collaboration” means all the activities performed by or on behalf of either Exelixis or BMS in the course of performing work contemplated in Article 2.

1.10 “Collaboration Compound” means any: (a) Exelixis Compound; (b) BMS Compound; (c) Derivative that is identified or created by [ * ]; (d) Derivative that is identified or developed by [ * ]; or (e) Derivative that is identified or developed by [ * ]. For clarity, Collaboration Compounds exclude [ * ].

1.11 “Collaborative Research Period” has the meaning set forth in Section 2.5.

1.12 “Committee” means either of the Joint Research Committee or the Discovery Working Group, as the case may be.

1.13 “Competitive Compound” means any Small Molecule Compound, [ * ] that directly binds and modulates LXR [ * ] based on displaying [ * ].

1.14 “Controlled” means, with respect to any compound, material, Information or intellectual property right, that the Party owns or has a license to such compound, material, Information or intellectual property right and has the ability to grant to the other Party access, a

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

license or a sublicense (as applicable) to such compound, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.15 “Derivatives” means all: (a) LXR Modulators or Dual LXR/FXR Modulators that are made [ * ]; and (b) [ * ].

1.16 “Diligent Efforts” means the carrying out of obligations or tasks in a sustained manner consistent with the efforts a Party devotes to a product or a research, development or marketing project of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. Diligent Efforts requires that the Party: (a) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.17 “Disclosure Letter” means one or more mutually agreed written letters or memoranda that are delivered by each of Exelixis and BMS to the other contemporaneously with the execution of this Agreement and are identified therein as a Disclosure Letter contemplated by this Agreement and any amendments or replacement thereof approved in writing by both Parties.

1.18 “Discovery Working Group” or “DWG” means the committee described in Section 2.2(d).

1.19 “Dollars” or “$” means the legal tender of the United States of America.

1.20 “Dual LXR/FXR Modulator” means any Small Molecule Compound that: (a) directly binds and modulates LXR and FXR [ * ]; and (b) [ * ] based on displaying [ * ].

1.21 “ECN” or “Early Candidate Nomination” means a compound or other substance that has been approved by BMS [ * ]. This decision point is known within BMS as “Decision Point 3.0” or “DP3.0”. This decision point is typically made [ * ] prior to [ * ]. For such a transition to be considered, the relevant scientific submissions for such compound shall generally need to include: [ * ]. For clarity, not all [ * ] shall be necessarily completed at DP3.0; however, all such [ * ] must be completed before a decision to [ * ] can be reached. Typically, the [ * ] shall also be [ * ].

1.22 “Effective Date” has the meaning set forth in Section 11.6.

1.23 “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto. The member countries of the European Union as of the Effective Date are Belgium, Denmark, Germany, Greece, Spain, France, Ireland, Italy, Luxembourg, Netherlands, Austria, Portugal, Finland, Sweden, the United Kingdom, Estonia, Latvia, Lithuania, Poland, the Czech Republic, Slovakia, Hungary, Slovenia, Malta, and Cyprus.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.24 “Exelixis Compounds” mean: (a) those LXR Modulators or Dual LXR/FXR Modulators that are set forth in the Disclosure Letter and that are being contributed to the Collaboration by Exelixis as of [ * ]; (b) any LXR Modulators or Dual LXR/FXR Modulators that are contributed to the Collaboration by Exelixis [ * ] at [ * ] and subject to [ * ]; and (c) [ * ].

1.25 “Exelixis Know-How” means all Information Controlled by Exelixis (other than Exelixis Patents) and its Affiliates [ * ] that is [ * ] for BMS to exercise the rights licensed or granted to it under Sections 5.1 and 10.4 hereof and/or to perform its obligations to the Collaboration under this Agreement.

1.26 “Exelixis Patents” means all Patents Controlled by Exelixis and its Affiliates, including Patents Controlled jointly with BMS, as of [ * ] that are [ * ] for BMS to exercise the rights licensed or granted to it under Sections 5.1 and 10.4 hereof and/or to perform its obligations to the Collaboration under this Agreement. It is understood and agreed that “Exelixis Patents” include, without limitation, those issued and published Patents listed on Schedule 1.26.

1.27 “Exelixis Prosecuted Patents” has the meaning set forth in Section 8.3(a)(i).

1.28 “FDA” means the United States Food and Drug Administration, and any successor thereto.

1.29 “FTE” means the equivalent of a full-time scientist’s work time over a twelve (12) month period (including normal vacations, sick days and holidays). The portion of an FTE year devoted by a scientist to a particular activity or program shall be determined by dividing the number of full working days during any twelve (12) month period devoted by such scientist to such activity or program by the total number of working days during such twelve (12) month period.

1.30 “FXR” means: (a) the gene for the Farnesoid X Receptor (for any species); (b) the protein encoded by such gene; and (c) all subtypes, mutants, variants and fragments thereof.

1.31 “Generic Product” means, with respect to a particular Product in a country, a pharmaceutical product that: (a) contains the same Collaboration Compound(s) as such Product (or equivalent as determined by the relevant regulatory authority); and (b) is approved for use in such country (pursuant to 21 U.S.C. 355(b)(2), an ANDA, a separate NDA, compendia listing, other drug approval application or otherwise), whether for use as monotherapy or for use in combination with any other vaccine, biologic or compound.

1.32 “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules, regulations, guidance and requirements promulgated thereunder as may be in effect from time to time.

1.33 “IND” means an Investigational New Drug Application filed with the FDA in conformance with applicable laws and regulations, or the foreign equivalent of any such application in any other country.

1.34 “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including, databases, practices, methods, techniques,

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.35 “Invention” means any and all inventions and improvements thereto, invented or discovered by a Party in the performance of its obligations under this Agreement.

1.36 “Joint Invention” means any Invention invented or discovered jointly by employee(s) or agent(s) of both Parties.

1.37 “Joint Research Committee” or “JRC” means the committee described in Section 2.2(a).

1.38 “Knowledge” means, with respect of a Party, the good faith understanding of the facts and information in the possession of an officer of such Party, or any in-house legal counsel of, or in-house Patent agents employed by, such Party or its Affiliates, without any duty to conduct any additional investigation with respect to such facts and information by reason of the execution of this Agreement. For purposes of this definition, an “officer” means any person in the position of vice president, senior vice president, president or chief executive officer of a Party.

1.39 “Launch” means, for each Product in each country, the first arm’s-length sale to a Third Party for use or consumption by the public of such Product in such country after Regulatory Approval of such Product in such country. A Launch shall not include any Product sold for use in clinical trials, for research or for other non-commercial uses, or that is supplied as part of a compassionate use or similar program

1.40 “Lead Compound” means the Exelixis Compound set forth in the Disclosure Letter.

1.41 “Listed NHR” means: (a) the genes (for any species) for any nuclear hormone receptors listed in Schedule 1.41 as of the Effective Date; (b) the genes (for any species) for any nuclear hormone receptors added to Schedule 1.41 after the Effective Date pursuant to Section 2.6(c); (c) the proteins encoded by such genes described in subsections (a) and (b); and (d) all subtypes, mutants, variants and fragments thereof. Notwithstanding anything to the contrary, Listed NHRs do not include FXR in conjunction with LXR as contemplated by this Agreement.

1.42 “LXR” means: (a) the gene for the Liver X Receptor (for any species); (b) the protein encoded by such gene; and (c) all subtypes (including the alpha and beta subtypes), mutants, variants and fragments thereof.

1.43 “LXR Modulator” means any Small Molecule Compound that: (a) directly binds and modulates LXR [ * ] but not FXR; and (b) [ * ] based on displaying [ * ].

1.44 “Major Market Countries” means [ * ].

1.45 “Major Territory” means each of the following territories: [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.46 “NDA” means a New Drug Application filed with the FDA in conformance with applicable laws and regulations, or the foreign equivalent of any such application in any other country.

1.47 “Net Sales” means the amount invoiced or otherwise billed by BMS or its Affiliate or sublicensee for sales or other commercial disposition of a Product to a Third Party purchaser, less the following to the extent included in such billing or otherwise actually allowed or incurred with respect to such sales: (a) discounts, including cash, trade and quantity discounts, price reduction programs, retroactive price adjustments with respect to sales of a product, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; (b) credits or allowances actually granted upon rejections or returns of Products, including for recalls or damaged goods; (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Products, to the extent billed; (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of a Product; (e) bad debts relating to sales of Products that are actually written off by BMS in accordance with U.S. generally accepted accounting principles, consistently applied, during the applicable royalty calculation period; and (f) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of Products, including value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; provided that all of the foregoing deductions are calculated in accordance with generally accepted accounting principles consistently applied throughout the Party’s organization.

Notwithstanding the foregoing, if any Product is sold under a bundled or capitated arrangement with other BMS products, then, solely for the purpose of calculating Net Sales for royalty purposes hereunder, any discount on such Products sold under such an arrangement shall be no greater, on a percentage basis based on the gross selling price prior to discount, than the largest percentage discount applied on any other ethical pharmaceutical product sold within such bundled arrangement for the applicable accounting period. In case of any dispute as to the applicable discount numbers under the preceding sentence, the determination of same shall be calculated and certified by BMS’ independent public accountants, whose decision shall be binding.

A sale of a Product is deemed to occur upon invoicing In the event that BMS, after reasonable efforts, cannot calculate accurately the Net Sales of a sublicensee in a particular country, the Parties shall meet and negotiate in good faith an appropriate means for calculating Net Sales in such a situation.

For sake of clarity and avoidance of doubt, sales by BMS, its Affiliates or sublicensees of a Product to a Third Party distributor of such Product in a given country shall be considered a sale to a Third Party customer. Any Products used (but not sold for consideration) for promotional or advertising purposes or used for clinical or other research purposes shall not be considered in determining Net Sales hereunder.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

In the event a Product is sold as an end-user product consisting of a combination of active functional elements or as a combined product and/or service, Net Sales, for purposes of determining royalty payments on such Product, shall be calculated by multiplying the Net Sales of the end-user product and/or service by the fraction A over A+B, in which A is the gross selling price of the Product portion of the end-user product and/or service when such Product is sold separately during the applicable accounting period in which the sales of the end-user product were made, and B is the gross selling price of the other active elements and/or service, as the case may be, of the end-user product and/or service sold separately during the accounting period in question. All gross selling prices of the elements of such end-user product and/or service shall be calculated as the average gross selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country or countries, no separate sale of either such above-designated Product or such above designated elements of the end-user product and/or service are made during the accounting period in which the sale was made or if gross retail selling price for an active functional element, component or service, as the case may be, cannot be determined for an accounting period, Net Sales allocable to the Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, variations in potency, the relative contribution of each active agent, component or service, as the case may be, in the combination, and relative value to the end user of each active agent, component or service, as the case may be. Notwithstanding the foregoing, the Parties agree that, for purposes of this paragraph, drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients” or “active functional elements”.

1.48 “Non-LXR Modulator” means any: (a) Small Molecule Compound that is identified or created by [ * ] by [ * ] and that is not an LXR Modulator or a Dual LXR/FXR Modulator; (b) Small Molecule Compound that: (i) is identified or developed by [ * ], through [ * ]; and (ii) is not an LXR Modulator or a Dual LXR/FXR Modulator; and [ * ].

1.49 “Patent” means all: (a) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period (and which have not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement), including any substitution, extension, registration, confirmation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions, renewal or any like filing thereof; (b) pending applications for letters patent which have not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), and/or abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written consent, including any continuation, division or continuation-in-part thereof and any provisional applications; and (c) any international counterparts to (a) and (b) above.

1.50 “Phase I Clinical Trial” means a trial on sufficient numbers of normal volunteers and patients that is designed to establish that a pharmaceutical product is safe for its intended use, and to support its continued testing in Phase IIa Clinical Trials.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.51 “Phase IIa Clinical Trial” means a trial on sufficient numbers of patients that is designed to provide a preliminary determination of safety and efficacy in the target patient population over a range of doses. For sake of clarity, [ * ].

1.52 “Phase IIb Clinical Trial” means a controlled clinical trial which utilizes the pharmacokinetic and pharmacodynamic information obtained from one (1) or more previously conducted Phase I Clinical Trial(s) and/or Phase IIa Clinical Trial(s) in order to confirm the optimal manner of use of a pharmaceutical product (dose and dose regimen) prior to initiation of the pivotal Phase III Clinical Trials of such pharmaceutical product. [ * ].

1.53 “Phase III Clinical Trial” means a trial on sufficient numbers of patients that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

1.54 “Post-Termination Compound” means: (a) any Competitive Compound for which BMS, its Affiliate or sublicensee [ * ] subsequent to expiration of the Collaborative Research Period; or (b) any LXR Modulator or a Dual LXR/FXR Modulator for which BMS [ * ]. For clarity, Post-Termination Compounds shall not include: [ * ]; and [ * ].

1.55 “Product” means any therapeutic or prophylactic product (for use in animals or humans) that comprises or incorporates any: (a) Collaboration Compound; or (b) Post-Termination Compound.

1.56 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the EU), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

1.57 “Research Plan” has the meaning set forth in Section 2.6(a).

1.58 “Reverted Compounds” means any Collaboration Compounds licensed to Exelixis under Sections 10.4(d)(i) and (ii).

1.59 “Reverted Compounds License Agreement” has the meaning set forth in Section 10.4(d)(v).

1.60 “Royalty Term” has the meaning set forth in Section 7.7.

1.61 “Safety Reasons” has the meaning set forth in Section 10.5.

1.62 “Scaffold” means any: (a) scaffold of [ * ]; (b) new scaffold added in accordance with Section 2.13; and (c) [ * ]. For clarity, a scaffold is [ * ] to another scaffold described in the foregoing subsections (a) and (b) only if [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.63 “Small Molecule Compound” means a molecule with a molecular weight less than or equal to [ * ].

1.64 “Sole Invention” means any Invention invented or discovered solely by a Party and its employees or agents.

1.65 “Success Criteria” has the meaning set forth in Section 2.6(b).

1.66 “Third Party” means any entity other than: (a) Exelixis; (b) BMS; or (c) an Affiliate of either Party.

1.67 “Valid Claim” means (a) a claim in an issued Patent that has not: (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement of the Parties; or (b) a claim under an application for a Patent that has been pending [ * ] from its date of filing, and which has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

2. COLLABORATION

2.1 Overview. The general goals and intent of the Collaboration are to apply each Party’s technology to discover, optimize and characterize Collaboration Compounds that are LXR Modulators or Dual LXR/FXR Modulators that may be developed into Products by BMS. Each Party shall have responsibilities under the Collaboration in accordance with the allocation of duties set forth in the Research Plan, including responsibilities for discovery, lead optimization and in vitro and in vivo characterization of Collaboration Compounds up to receipt of approval as an ECN for such Collaboration Compounds.

2.2 Joint Research Committee and Discovery Working Group.

(a) Membership of JRC. The JRC shall be composed of [ * ] members. Within [ * ] after the Effective Date, each Party shall appoint [ * ] representatives to the JRC. Each Party may replace its appointed JRC representatives at any time upon written notice to the other Party. Each Party shall designate one (1) of its representatives as co-chairperson of the JRC. Each of the co-chairpersons shall be responsible, on an alternating basis with the BMS co-chairperson having responsibility with respect to the initial meeting, for working with the Alliance Managers to schedule meetings, prepare and circulate an agenda in advance of each meeting, and to prepare and issue minutes of each meeting within [ * ] days thereafter. Any JRC member may add topics to the draft agenda. Each Party may invite, with the approval of the other Party (which shall not be unreasonably withheld, delayed or conditioned), additional employees or consultants (provided such employees and consultants: (i) have contractual confidentiality obligations to such Party that are at least as stringent as those set forth in this Agreement; and (ii) are under intellectual property assignment obligations to such party in accordance with Section 8.1(c)) to attend one (1) or more meetings of the JRC as ad hoc, non-voting guests.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b) Decision-making. The [ * ] JRC representatives of each Party shall collectively have one (1) vote, and the JRC shall operate by unanimous consent of all JRC members present and in accordance with the principles set forth in this Article 2. In the event of a dispute between the Parties with regard to the performance of the Collaboration, the matter shall be first referred to the [ * ] for resolution. If these two (2) individuals are unable to resolve the dispute, then the matter shall be elevated to [ * ]. If these two (2) individuals are unable to resolve the dispute, then the matter shall be elevated to [ * ]. If these two (2) individuals are unable to resolve the dispute, then, subject to the last sentence of this Section 2.2(b) and to Section 2.2(c), [ * ] shall have the final decision so long as such decision does not conflict with the terms of the Agreement. Notwithstanding anything to the contrary, no decision by a Party shall require the other Party to: (i) breach any obligation or agreement that such other Party may have with or to a Third Party; (ii) perform any activities that are materially different or greater in scope than those provided for in the then-current Research Plan; or (iii) incur any material financial costs in addition to those expressly described in Article 7 of this Agreement.

(c) Exceptions to Decision-making. Notwithstanding anything to the contrary, [ * ] shall not have the final decision with respect to any dispute involving any of the following: (i) moving the performance of the Collaboration away from the identification, development and commercialization of LXR Modulators and Dual LXR/FXR Modulators to the identification, development and commercialization of other compounds; (ii) reducing the number of [ * ] required by the Research Plan below [ * ] FTEs during each of the first [ * ] years of the Research Term; (iii) unilaterally changing the [ * ] in a manner that produces [ * ] that are not reasonably consistent with [ * ]; (iv) unilaterally changing the [ * ] of an LXR Modulator or Dual LXR/FXR Modulator; (v) unilaterally changing the [ * ] for a Competitive Compound; (vi) requiring [ * ]; (vii) changing the performance of the Research Plan to include new technology (e.g., assays, targets, or animal models) for which [ * ] would bear the sole cost pursuant to [ * ]; (viii) unilaterally adding new receptors to the list of Listed NHRs under Section 2.6(c); or (ix) unilaterally contributing new compounds or scaffolds (as applicable) to the Agreement in contravention of the process described in Section 2.13.

(d) Responsibilities of the JRC and DWG. The JRC shall be responsible for the overall planning and execution of the Collaboration and the approval and oversight of the Research Plan. The DWG shall report to the JRC and shall manage the day-to-day activities and decisions required under the Collaboration. Membership of the DWG shall be determined by the JRC and shall not be limited with respect to number of appointees (in total or from either Party). Each Party shall designate one (1) of its representatives as co-chairperson of the DWG. At its meetings, the DWG shall evaluate the data generated by the Parties in the course of carrying out the Research Plan, shall recommend project prioritization within the Research Plan (subject to approval by the JRC), shall perform those activities specifically described in this Agreement, and may recommend revisions to the Research Plan to the JRC. At each DWG meeting, the DWG shall summarize the progress in carrying out the Research Plan since the last DWG meeting, bring to attention of the JRC any overarching issues or significant changes in the Research Plan, and address any issues raised at its previous meeting. To the extent necessary to carry out its responsibilities, a Party’s DWG and/or JRC members shall be granted access to the other Party’s Confidential Information relevant to any decision required to be made by the DWG or the JRC.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

2.3 Meetings of JRC and DWG. During the Collaborative Research Period: (a) the JRC shall meet quarterly by audio or video teleconference and, at a minimum, once each [ * ] in person (which in-person meeting shall be held on an alternating basis in New Jersey and in San Francisco); and (b) the DWG shall meet [ * ] by audio or video teleconference and, at a minimum, [ * ] in person (which in-person meeting shall be held on an alternating basis in New Jersey and in San Francisco). With the consent of the representatives of each Party serving on a particular Committee, other representatives of each Party may attend meetings of that Committee as nonvoting observers (provided such representatives: (i) have contractual confidentiality obligations to such Party that are at least as stringent as those set forth in this Agreement; and (ii) are under intellectual property assignment obligations to such party in accordance with Section 8.1(c)). Meetings of a Committee shall be effective only if at least one (1) representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the Committee meetings. The Parties shall endeavor to schedule meetings of the JRC and the DWG at least [ * ] in advance.

2.4 Alliance Managers.

(a) Appointment. Each of the Parties shall appoint an individual (each, an “Alliance Manager”) who possesses a general understanding of the scientific and business issues relevant to this Agreement. Each Party may change its designated Alliance Manager from time to time upon prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by prior written notice to the other Party.

(b) Responsibilities. The Alliance Managers shall use good faith efforts to attend all Committee meetings and support the co-chairpersons of each Committee in the discharge of their responsibilities. Alliance Managers shall be nonvoting participants in such Committee meetings. An Alliance Manager may bring any matter to the attention of any Committee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the Committees. In addition, each Alliance Manager: (a) shall be the point of first referral in all matters of [ * ]; (b) shall identify and bring [ * ] to the attention of the appropriate Committee in a timely manner; (c) shall plan and coordinate cooperative efforts and internal and external communications; and (d) shall take responsibility for ensuring that governance activities, such as the conduct of required Committee meetings and production of meeting minutes, occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

2.5 Collaborative Research Period. Subject to Section 10.2, the Collaborative Research Period shall begin on the Effective Date and continue for two (2) years thereafter. BMS shall have the option to extend the Collaborative Research Period for an additional one (1)-year term by providing written notice to Exelixis no later than [ * ] before the end of the initial two (2)-year Collaborative Research Period. The Collaborative Research Period may be further extended (i.e., beyond such three (3)-year period) upon mutual agreement of the Parties, and the Parties may choose to agree to an alternate level of research funding with respect to such extension.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

2.6 Research Plan; Success Criteria; Additional Listed NHRs.

(a) The Parties have agreed in writing upon a detailed plan for the research to be carried out by the Parties during the Collaborative Research Period, which is set forth in the Disclosure Letter and incorporated herein by reference (the “Research Plan”). The Research Plan includes each Party’s respective obligations in furtherance of the Collaboration and timelines for completion of key stages, and the Research Plan shall provide guidance as to whether the work performed by each Party meets the standards of Diligent Efforts. The ultimate goal of the Research Plan shall be to identify LXR Modulators and Dual LXR/FXR Modulators. The DWG shall review the Research Plan at least [ * ] and may propose to the JRC revised versions of the Research Plan that are consistent with the terms of this Agreement. The revised Research Plan may only be approved by the JRC, subject to Sections 2.2(b) and 2.2(c). Once approved by the JRC, such revised Research Plan shall replace the prior Research Plan. During the Collaborative Research Period, each Party shall use Diligent Efforts to perform the tasks assigned to it in the Research Plan then in effect.

(b) The Research Plan shall also contain success criteria for the submission of a compound for approval as an ECN (the “Success Criteria”), which are incorporated by reference herein. The Success Criteria are as set forth in the Disclosure Letter. Any Success Criteria that are not reasonably ascertainable or completely known as of the Effective Date, or requiring adjustment based on results obtained during the conduct of the Collaboration, shall be supplemented and/or modified as recommended by the DWG and reviewed and approved by the JRC from time to time as appropriate.

(c) From [ * ] during the term of the [ * ], [ * ] may decide to add additional targets to the list of Listed NHRs. The Parties shall discuss in good faith whether to add any such additional targets, and such targets shall only be added with the prior written agreement of [ * ].

2.7 Obligations of Parties. Exelixis and BMS shall provide the DWG and the JRC and their respective authorized representatives with reasonable access during regular business hours to all records, documents, and Information relating to the performance of its obligations under the Collaboration which such Committee may reasonably require in order to perform its obligations hereunder, provided that if such documents are under a bona fide obligation of confidentiality to a Third Party, then Exelixis or BMS, as the case may be, may withhold access thereto to the extent necessary to satisfy such obligation.

2.8 Collaboration Guidelines. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Exelixis and BMS is that of independent contractors, and shall not constitute a partnership, joint venture or agency, and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

2.9 Conduct of Research. The Parties shall use Diligent Efforts to conduct their respective tasks throughout the Collaboration and shall conduct the Collaboration in good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives as efficiently and expeditiously as reasonably practicable.

2.10 Records. Each Party shall maintain complete and accurate records of all work conducted under the Collaboration and all results, data and developments made pursuant to its efforts under the Collaboration. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Collaboration in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall maintain such records for a period of [ * ] after such records are created; provided that the following records may be maintained for a longer period, in accordance with each Party’s internal policies on record retention, provided that in no case shall such period be shorter than [ * ] from the date of creation of such records: (a) [ * ]; and (b) [ * ] records that the other Party reasonably requests be retained in order to ensure the preservation, prosecution, maintenance or enforcement of [ * ]. Either Party shall have the right to review and copy such records of the other Party at reasonable times to the extent necessary or useful for it to conduct its obligations or enforce its rights under this Agreement.

2.11 Reports. During the Collaborative Research Period, each Party shall report to the JRC no less than [ * ] and shall submit to the other Party and the JRC a [ * ] written progress report summarizing the work performed under the Collaboration, including, with respect to Exelixis, the [ * ] with respect to the activities set forth in the Research Plan, and, with respect to BMS, the status of each Collaboration Compound that reaches [ * ] (as defined in the Research Plan) and each Collaboration Compound that reaches [ * ]. If reasonably necessary for a Party to perform its work under the Collaboration or to exercise its rights under the Agreement, such Party may request that the other Party provide more detailed information and data regarding such results reported by such other Party, and such other Party shall promptly provide the requesting Party with information and data as is reasonably related to such request, including any records created by a Party pursuant to Section 2.10. All such reports shall be considered Confidential Information of the Party providing same.

2.12 Database. The Parties shall work together to evaluate the possibility and practicality of setting up an electronic data-sharing arrangement to allow each Party to access Confidential Information of the other Party consisting of [ * ], including all [ * ]. In the event that such a data-sharing arrangement is possible and practical: (a) each Party shall restrict access to such data only to its employees, consultants and independent contractors who, in each case, need such access to perform activities, or exercise its rights, under this Agreement, and who, prior to such access, have executed appropriate confidentiality and invention assignment agreements with such Party; and (b) [ * ] shall be responsible for any costs related to the implementation, use and maintenance of such data-sharing arrangement by [ * ]; provided, however, that if [ * ] does not deem the costs of using a particular data-sharing system to be reasonable, the Parties shall not be obligated to implement such system, and the Parties shall discuss alternative systems with more reasonable costs of implementation, use and maintenance. In any event, access to any such data shall in all cases be password-protected or otherwise similarly restricted.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

2.13 Contribution of New Compounds and New Scaffolds. If either Party desires to contribute additional LXR Modulators, Dual LXR/FXR Modulators or scaffolds to the Collaboration, then such Party (the “Contributing Party”) shall provide the other Party with a written description of such additional compounds or scaffolds, and the Parties shall meet to discuss such contribution. If such other Party determines in good faith that the contribution of any such compounds or scaffolds by the Contributing Party would not result in the breach of any obligation or agreement that such other Party may have with or to a Third Party, and would not result in the potential infringement of Third Party Patents (it being understood that any such determination [ * ], then: (a) such additional compounds shall be included in the scope of the Agreement as BMS Compounds (in the case of compounds contributed by BMS); (b) such additional compounds shall be included in the scope of the Agreement as Exelixis Compounds (in the case of compounds contributed by Exelixis); or (c) such additional scaffolds shall be included in the scope of the Agreement as Scaffolds. Notwithstanding anything to the contrary, if such other Party determines in good faith that the contribution of any such compounds or scaffolds by the Contributing Party would result in the breach of any obligation or agreement that such other Party may have with or to a Third Party, or would result in the potential infringement of Third Party Patents, then such additional compounds or scaffolds shall not be included within the scope of this Agreement; [ * ].

2.14 Review of Collaboration Compounds. As part of the criteria for the submission of a compound [ * ], Exelixis shall review the results of all [ * ] conducted by either Party in the normal course of performing research under the Research Plan or by BMS in the normal course of performing research during the BMS Independent Activity Period. In the event review by Exelixis is during the BMS Independent Activity Period, BMS shall provide Exelixis with the results of all [ * ] for such [ * ] Collaboration Compound, and sufficient samples of any [ * ] Collaboration Compound that has completed [ * ] (as such term is described in the Research Plan), or its equivalent stage of research, to have such assays conducted. Exelixis may use such results and samples for the sole purpose of performing assays to verify that such [ * ] Collaboration Compound does not display [ * ] (“[ * ] Activity”). [ * ] shall be responsible for having such assays conducted as well as any costs associated with such assays. If Exelixis notifies BMS in writing within [ * ] days of receiving a sample of a submitted [ * ] Collaboration Compound that such Collaboration Compound displays [ * ] Activity, then BMS shall not [ * ] such Collaboration Compound, and BMS’ licenses [ * ] such Collaboration Compound shall terminate (solely with respect to such Collaboration Compound); provided, however, that BMS may perform research on such Collaboration Compound using its applicable licenses in Section 5.1 to derivatize away the [ * ] Activity of such Collaboration Compound. For clarity, (i) nothing in this Section 2.14 shall be deemed to preclude BMS from conducting screening activities, at any time, with respect to Collaboration Compounds in order to determine whether Collaboration Compounds display [ * ] Activity, and (ii) BMS may continue its research and development activities with respect to any such submitted [ * ] Collaboration Compound during such review period prior to receiving any such written notice from Exelixis. In the event that Exelixis does not provide written notice to BMS with respect to the [ * ] Activity of a submitted [ * ] Collaboration Compound within such [ * ] day period, then BMS shall be free to develop and commercialize such Collaboration Compound on the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, Exelixis shall use commercially reasonable efforts to notify BMS as soon as practicable [ * ] in the event that Exelixis becomes aware in the course of performing its obligations under the Research Plan during the Collaborative Research Period that a Collaboration Compound displays [ * ] Activity.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3. BMS INDEPENDENT RESEARCH, DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCTS

3.1 BMS Research, Development and Commercialization. As between the Parties, BMS (or its Affiliates or sublicensees) has sole authority to conduct: (a) all preclinical development (including any discovery activities) with respect to Collaboration Compounds from and after the expiration of the Collaborative Research Period and during the BMS Independent Activity Period; and (b) clinical development, pre clinical, clinical and commercial manufacturing and commercialization activities, including all regulatory activities, with respect to any Collaboration Compounds and/or Products during the BMS Independent Activity Period. All regulatory applications with respect to the Products shall be owned by BMS and/or its Affiliates or sublicensee(s), as applicable. Upon [ * ] (and at [ * ]), (i) Exelixis shall [ * ] provide BMS with any Exelixis Know-How that is [ * ] for BMS to conduct the activities set forth in clauses (a) and (b) above, and (ii) Exelixis shall cooperate with BMS in connection with regulatory submissions related to any Product. BMS shall have sole control and responsibility for, and shall bear all of its costs and expenses associated with, the development, manufacture (including formulation) and commercialization of all Products, as applicable.

3.2 Diligence. BMS shall use Diligent Efforts to [ * ] during the term of this Agreement; provided that BMS may satisfy such obligation by [ * ] pursuant to the terms of this Agreement. Exelixis may notify BMS in writing if Exelixis in good faith believes that BMS is not meeting its diligence obligations set forth in this Section 3.2, and the Parties shall meet and discuss the matter in good faith. Exelixis may further request review of BMS’ records generated and maintained as required under Section 3.3 below, to the extent those records relate to development and commercialization of a Product.

3.3 Records. BMS shall maintain complete and accurate records of all research, development, manufacturing and commercialization conducted by it or on its behalf related to each Product, and all Information generated by it or on its behalf in connection with development under this Agreement with respect to each such Product. BMS shall maintain such records at least until the later of: (a) [ * ] after such records are created, or (b) [ * ] after the Launch of the Product to which such records pertain; provided that the following records may be maintained for a longer period, in accordance with each Party’s internal policies on record retention: (i) [ * ] and (ii) [ * ] records that Exelixis reasonably requests be retained in order to ensure the preservation, prosecution, maintenance or enforcement of [ * ]. Such records shall be at a level of detail appropriate for [ * ] purposes. Exelixis shall have the right to review and copy such records of BMS at reasonable times to the extent necessary or useful for Exelixis to conduct its obligations or enforce its rights under this Agreement.

3.4 Reports. Beginning [ * ] after the end of the Collaborative Research Period, and [ * ] thereafter during the [ * ], BMS shall submit to Exelixis a written progress report summarizing the research, development and commercialization performed by BMS on Products, including [ * ] since the last report, the [ * ] that reaches [ * ] (as defined in the Research Plan) and each Collaboration Compound that reaches [ * ]. If reasonably necessary or useful for

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exelixis to exercise its rights under this Agreement, Exelixis may request that BMS provide more detailed information and data regarding such results reported by BMS, and BMS shall promptly provide Exelixis with information and data as is reasonably related to such request, at Exelixis’ expense. All such reports shall be considered Confidential Information of BMS.

3.5 Technology Transfer. Subject to any applicable agreement with a Third Party and the terms of this Agreement, Exelixis shall transfer technology to BMS as described in this Section 3.5.

(a) BMS Transition of an ECN to Development Activities. Subject to Section 3.5(c) and within [ * ] of receiving a written request from BMS to transfer one or more particular items of Information relating to the manufacture of a Collaboration Compound that has received ECN approval, Exelixis shall use commercially reasonable efforts to transfer to BMS such items that are in Exelixis’ possession, including any [ * ] generated by Exelixis under the Research Plan. Further, upon written request from BMS and to the extent that [ * ], Exelixis shall provide reasonable assistance to BMS with respect to the transfer and implementation of technology required for BMS to manufacture or have manufactured such Collaboration Compound. If BMS requests that Exelixis provide on-site advice or support in connection with the foregoing, BMS shall reimburse Exelixis for reasonable travel costs incurred.

(b) BMS Independent Activity Period. Subject to Section 3.5(c), BMS may request in writing that Exelixis transfer one or more particular items of Information that are in Exelixis’ possession and that were used by Exelixis in the performance of its responsibilities under the Research Plan. After receiving such request, Exelixis shall use commercially reasonable efforts to transfer to BMS such items, including any [ * ] generated by Exelixis under the Research Plan. If BMS requests that Exelixis provide on-site advice or support in connection with the foregoing, BMS shall reimburse Exelixis for reasonable travel costs incurred. For a period of [ * ] after the end of the Collaborative Research Period, Exelixis shall not [ * ] that may be transferred to BMS pursuant to this Section 3.5(b). After such [ * ] period, Exelixis shall not have any obligation to [ * ], provided that Exelixis shall notify BMS of the [ * ] in order to allow BMS the opportunity to [ * ], subject to [ * ].

(c) Restrictions on Transfer. Transfer of items as described in Sections 3.5(a) and 3.5(b) shall be subject to the following conditions: (i) Exelixis shall transfer such items to BMS to the extent that items requested by BMS are [ * ] and Exelixis’ ability to grant BMS a sublicense to the intellectual property rights covering such items is not [ * ]; (ii) Exelixis shall not be obligated to transfer such items to BMS to the extent that Exelixis’ ability to grant BMS a sublicense to the intellectual property rights covering such items is [ * ]; and (iii) in the event that Exelixis may sublicense to BMS the intellectual property rights covering such requested items, BMS must [ * ]; provided that Exelixis [ * ], and BMS [ * ] that BMS desired to [ * ]. If BMS does not take such sublicense subject to all such [ * ], then such sublicense of intellectual property rights shall automatically be null and void, and Exelixis shall not be obligated to transfer the items covered by such sublicense.

(d) Discussion Regarding Further Collaboration. With respect to items that cannot be transferred due to Section 3.5(c)(ii), the Parties shall meet and discuss in good faith opportunities for collaboration that the Parties could undertake to achieve similar outcomes

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

as if such items were transferred. For example, the Parties could [ * ] with respect to such items that cannot be transferred. Any such [ * ] must be consistent with [ * ]. Notwithstanding anything to the contrary, nothing in this Section 3.5(d) shall obligate either Party to [ * ].

4. MANUFACTURING BY EXELIXIS

4.1 Pre-ECN Collaboration Compounds During the Collaborative Research Period. During the Collaborative Research Period and prior to approval of a Collaboration Compound as an ECN, the JRC shall determine responsibility(ies) among the Parties with respect to the manufacture of such Collaboration Compound in sufficient quantities for the Parties to conduct the Research Plan.

4.2 Post-ECN Collaboration Compounds and Collaboration Compounds During the BMS Independent Activity Period. Notwithstanding BMS’ authority to manufacture Collaboration Compounds as set forth in Section 3.1 above, BMS may request in writing that BMS’ requirements for: (a) any Collaboration Compounds that receive approval as an ECN; or (b) any Collaboration Compounds being researched or developed by BMS during the BMS Independent Activity Period, be manufactured by Exelixis, or on behalf of Exelixis by a mutually agreed subcontractor, and BMS shall provide Exelixis with the relevant information for Exelixis to make a reasonable determination of manufacturing costs for each such Collaboration Compound. Within [ * ] of receiving BMS’ request, Exelixis shall notify BMS in writing of whether Exelixis desires to manufacture such Collaboration Compound, and, with respect to any approved subcontractor, shall provide BMS with information relating to such subcontractor’s operations, including information on any regulatory inspections, quality related observations, reliability, security of supply and other relevant commercial considerations. If Exelixis does not desire to manufacture (or subcontract the manufacture of) such Collaboration Compound, then Exelixis shall have no obligation to manufacture (or subcontract the manufacture) of such Collaboration Compound. If Exelixis desires to manufacture (or subcontract the manufacture of) such Collaboration Compound, then: (i) BMS and Exelixis shall promptly meet, over a [ * ] period, to negotiate in good faith the commercially reasonable terms of a manufacturing agreement and a quality agreement for such Collaboration Compound; and (ii) in the event that manufacturing of such Collaboration Compound had been undertaken by BMS prior to ECN approval, then BMS shall provide reasonable assistance to Exelixis with respect to the transfer and implementation of technology required for Exelixis to manufacture or have manufactured such Collaboration Compound. BMS’ right to request the manufacture of Collaboration Compounds that receive approval as an ECN shall expire at the earlier of: (1) the [ * ] of the end of the Collaborative Research Period; or (2) the [ * ].

5. LICENSES AND RELATED RIGHTS

5.1 Licenses to BMS. Subject to the terms of this Agreement:

(a) Collaboration Research. Exelixis hereby grants BMS a co-exclusive, worldwide, royalty-free license (with the right to sublicense to its Affiliates, but without the right to sublicense to Third Parties except with prior written consent of Exelixis), under any Exelixis Know-How and Exelixis Patents solely to perform the research tasks assigned to BMS pursuant to the Research Plan.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b) BMS Independent Research. During the BMS Independent Activity Period, Exelixis hereby grants BMS an exclusive, worldwide, royalty-free license (without the right to sublicense except to third party contract research providers and manufacturers) to research, identify, derivatize, pre-clinically develop, make, have made and use: (i) Collaboration Compounds solely for research purposes; and (ii) Non-LXR Modulators solely for the purposes of identifying, developing, making, having made and using Collaboration Compounds, under: (A) any Exelixis Know-How and Exelixis Patents covering one (1) or more Collaboration Compounds or Non-LXR Modulators, and/or any composition containing any of the foregoing, or the manufacture or use thereof; and (B) subject to Section 3.5, any other Exelixis Know-How and/or Exelixis Patents, which is useful or reasonably necessary for the research, identification, derivatization, pre-clinical development, making, having made and use of Collaboration Compounds. Notwithstanding anything to the contrary in this Agreement, the licenses granted in this Section 5.1(b) shall not create (by any means, whether expressly, impliedly or by estoppel) any right or license under any other Patents, Information or other intellectual property right that is Controlled by Exelixis.

(c) Development and Commercialization. Exelixis hereby grants BMS an exclusive, worldwide, royalty-bearing (solely to the extent provided in Section 7.4) license (with the right to sublicense) to clinically develop, make, have made, use, import, sell, offer to sell and have sold Products incorporating any Collaboration Compound, under: (i) any Exelixis Know-How and Exelixis Patents covering one (1) or more Collaboration Compounds, and/or any composition containing any of the foregoing, or the manufacture or use thereof; and (ii) subject to Section 3.5, any other Exelixis Know-How and/or Exelixis Patent, which is useful or reasonably necessary to clinically develop, make, have made, use, import, sell, offer to sell and have sold Products incorporating any Collaboration Compound.

5.2 BMS License Limitations, Covenants and Retained Rights.

(a) BMS hereby covenants that:

(i) BMS shall not (and shall ensure that any of its permitted sublicensees shall not) use any Exelixis Know-How or Exelixis Patents for a purpose other than that expressly permitted in Section 5.1 and 10.4(e).

(ii) During the [ * ], BMS shall not (and shall ensure that any of its permitted sublicensees shall not) [ * ].

(iii) During the [ * ], BMS shall not [ * ]. For clarity, BMS retains the right to use BMS Compounds for any and all research purposes.

(b) Each sublicense granted by BMS, pursuant to Section 5.1, to a party who is an Affiliate at the time such license is granted shall terminate immediately upon such party ceasing to be an Affiliate.

(c) BMS retains all rights to use all BMS Know-How and BMS Patents except those expressly granted to Exelixis on an exclusive basis under the terms of this Agreement.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(d) BMS acknowledges and agrees that, the licenses granted in Section 5.1(c) shall not create (by any means, whether expressly, impliedly or by estoppel) any right or license under any other Patents, Information or other intellectual property right that is Controlled by Exelixis and that covers any compounds (other than Collaboration Compounds), and/or any composition containing any of the foregoing, or the manufacture or use thereof.

5.3 License to Exelixis for Collaboration Research. Subject to the terms of this Agreement, BMS hereby grants Exelixis a co-exclusive, worldwide, royalty-free license (with the right to sublicense to Affiliates, but without the right to sublicense to Third Parties except with prior written consent of BMS) under the BMS Know-How and BMS Patents, solely to perform the research tasks assigned to Exelixis pursuant to the Research Plan.

5.4 Exelixis License Limitations, Covenants and Retained Rights.

(a) Exelixis hereby covenants that:

(i) Exelixis shall not (and shall ensure that any of its permitted sublicensees shall not) use any BMS Know-How or BMS Patents for a purpose other than that expressly permitted in Sections 5.3 and 10.4(d).

(ii) During the [ * ], Exelixis shall not (and shall ensure that any of its permitted sublicensees shall not) [ * ]; provided, however, that the foregoing restriction shall not apply to [ * ].

(iii) During the [ * ], Exelixis shall not [ * ]. For clarity, Exelixis retains the right to use Exelixis Compounds for any and all research purposes; provided, however, that in the event that an Exelixis Compound reaches [ * ], then Exelixis shall not [ * ]. Furthermore, if BMS notifies Exelixis pursuant to BMS’ reporting obligations described in Sections 2.11 and 3.4 (as applicable) that an Exelixis Compound has reached [ * ], then Exelixis shall not [ * ].

(b) Each sublicense granted by Exelixis, pursuant to Section 5.3, to a party who is an Affiliate at the time such license is granted shall terminate immediately upon such party ceasing to be an Affiliate.

(c) Exelixis retains all rights to use all Exelixis Know-How and Exelixis Patents except those expressly granted to BMS on an exclusive basis under the terms of this Agreement.

5.5 No Additional Licenses. Except as expressly provided in Sections 5.1, 5.3, and 10.4, nothing shall grant either Party any right, title or interest in and to the intellectual property rights of the other Party (either expressly or by implication or estoppel).

5.6 Sublicensing. Each Party shall provide the other Party with the name of each permitted sublicensee of its rights under this Article 5 and a copy of the applicable sublicense agreement; provided that each Party may redact confidential or proprietary terms from such copy, including financial terms. The sublicensing Party shall remain responsible for each permitted sublicensee’s compliance with the applicable terms and conditions of this Agreement.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

6. EXCLUSIVITY

6.1 Collaborative Research Period. During the Collaborative Research Period, neither Party shall do any of the following with respect to a Competitive Compound: [ * ]. Notwithstanding anything to the contrary: (i) [ * ]; and (ii) [ * ].

6.2 BMS Independent Activity Period. During the BMS Independent Activity Period, Exelixis shall not do any of the following with respect to a Competitive Compound: [ * ]. Upon termination of the BMS Independent Activity Period, all the exclusivity restrictions with respect to Exelixis in this Section 6.2 shall immediately expire. Notwithstanding anything to the contrary, [ * ]. The restrictions in [ * ].

6.3 BMS In-license Right. Notwithstanding anything in this Agreement, including Section 6.1, BMS may in-license or acquire a Competitive Compound, on the conditions that BMS must: (a) [ * ]; and (b) [ * ] anywhere in the world with respect to such Competitive Compound, either: (i) [ * ]; (ii) [ * ]; or (iii) elect to pay to Exelixis [ * ]; and in each case ((i) through (iii) above), provide written notice to Exelixis of its decision with respect to subsection (b) above and use Diligent Efforts to effect such decision as soon as practicable but in any case no later than [ * ] subsequent to such written notice. In the event that BMS merges or consolidates with, is otherwise acquired by, or acquires, a Third Party (in each of the foregoing cases, the “Surviving Entity”), after the Execution Date and during the term of this Agreement, then the terms of this Section 6.3 [ * ] with respect to any Competitive Compounds being developed and/or commercialized by the Surviving Entity.

7. COMPENSATION

7.1 Upfront Fee. BMS shall pay Exelixis an upfront fee of $17.5 million within five (5) business days subsequent to the Effective Date. The upfront fee payment made by BMS to Exelixis pursuant to this Section 7.1 shall be noncreditable and nonrefundable.

7.2 Research Support. During the first two (2) years of the Collaborative Research Period, BMS shall provide guaranteed research funding by reimbursing Exelixis for one hundred percent (100%) of the FTEs used by Exelixis to conduct the Collaboration in each such year up to the greater of: (a) [ * ] FTEs; or (b) such higher number of FTEs as BMS may have agreed to fund in a given contract year, in each case, at an annual rate of [ * ] per FTE in the first (1st) contract year of the Collaboration (the “FTE Rate”). The FTE Rate for the second (and each subsequent) year of the Collaborative Research Period shall automatically increase by an amount equal to the Consumer Price Index (for the San Francisco, California area as reported as of January 1st in such year when compared to the comparable statistic for January 1st of the preceding year), with the first such increase occurring on January 1, 2007. If the Collaborative Research Period is extended by BMS pursuant to Section 2.5 for a third year of the Collaboration, BMS shall reimburse Exelixis for one hundred percent (100%) of the FTEs used by Exelixis to conduct the Collaboration in such year up to the lesser of: (a) the number of Exelixis FTEs required by the Research Plan; or (b) [ * ] FTEs (or such higher number of FTEs as BMS may have agreed to fund in such contract year), in each case at the FTE Rate. Such funding shall be made quarterly in advance, and all the research funding shall be non-refundable and non-creditable. Except for such contribution from BMS, Exelixis shall bear its own costs,

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

including costs related to research supplies, consumables and applicable overhead costs, in performing its obligations under the Collaboration. For the fourth (and subsequent) years of the Collaborative Research Period (if any), the level of research support (if any) shall be mutually agreed by the Parties.

7.3 Milestone Payments. All milestone payments made by BMS to Exelixis hereunder shall be noncreditable and nonrefundable. Subject to the terms of this Agreement:

(a) Development and Launch of Products. For each Product and subject to Section 7.3(c), BMS shall make the milestone payments set forth below to Exelixis within [ * ] after the achievement of each of the following events by BMS or any of its Affiliates or sublicensees:

(i) [ * ] upon the first acceptance of an IND for the first such Product anywhere in the world, and [ * ] upon acceptance of an IND for the second such Product anywhere in the world;

(ii) [ * ] upon first administration of such Product in a Phase IIa Clinical Trial anywhere in the world;

(iii) [ * ] upon first administration of such Product in a Phase IIb Clinical Trial anywhere in the world after receipt of BMS DP 4.5 approval;

(iv) [ * ] upon first administration of such Product in a Phase III Clinical Trial anywhere in the world;

(v) [ * ] upon first filing of an NDA for such Product in the EU;

(vi) [ * ] upon first acceptance of an NDA filing for such Product in the United States;

(vii) [ * ] upon Launch of such Product in Japan;

(viii) [ * ] upon Launch of such Product in three (3) of the Major Market Countries; and

(ix) [ * ] upon Launch of such Product in the United States.

(b) Sales Milestones. For each Product and subject to Section 7.3(c), BMS shall make the milestone payments set forth below to Exelixis after the achievement of each of the following events by BMS or any of its Affiliates or sublicensees. Each milestone payment shall be made by BMS [ * ] beginning [ * ] after the end of the year in which such milestone event is met. BMS shall pay the [ * ] to Exelixis [ * ] if, at the time such [ * ] is due, the annual sales threshold level that initially triggered the payment obligation was [ * ]. Otherwise, the [ * ] shall be [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(i) [ * ] upon the first time the annual, worldwide, aggregate, Net Sales of such Product reach or exceed [ * ];

(ii) [ * ] upon the first time the annual, worldwide, aggregate, Net Sales of such Product reach or exceed [ * ]; and

(iii) [ * ] upon the first time the annual, worldwide, aggregate, Net Sales of such Product reach or exceed [ * ].

(c) Milestone Payment Restrictions. Each milestone payment set forth in Sections 7.3(a) and (b) shall be paid only once with respect to a given Product, regardless of the number of indications sought or approved for that Product, or the number of presentations, dosages or formulations developed for that Product. Additionally, in no circumstance shall BMS be obligated to pay the milestones set forth in Sections 7.3(a) and 7.3(b) for more than two (2) Products.

(d) Milestone Payments for Second Product. If BMS is diligently developing and paying milestones to Exelixis under Sections 7.3(a) for one (1) Product, the payments otherwise to be made to Exelixis under Sections 7.3(a)(ii) – (ix) for a second Product shall be [ * ]; provided, however, that if [ * ], then BMS shall [ * ]. If development of the first Product ceases or is suspended, then BMS shall [ * ]; however, if a third Product is developed, then BMS shall [ * ]. For clarity, the Parties agree that a second Product shall not include [ * ].

7.4 Royalty Payments. BMS shall pay Exelixis royalties on Net Sales of Products at the royalty rates stated below. For clarity, Net Sales shall be [ * ] and not [ * ]. All royalty payments made by BMS to Exelixis hereunder shall be noncreditable and nonrefundable, except in the event that [ * ].

(a) [ * ] of the annual, worldwide, aggregate Net Sales less than [ * ] by BMS (or its Affiliate or sublicensee) of each Product;

(b) [ * ] of the annual, worldwide, aggregate Net Sales between [ * ] by BMS (or its Affiliate or sublicensee) of each Product; and

(c) [ * ] of the annual, worldwide, aggregate Net Sales [ * ] by BMS (or its Affiliate or sublicensee) of each Product.

7.5 Royalty Adjustments.

(a) Exelixis shall bear all Third Party milestones and royalties owed on intellectual property that: [ * ]. Subject to Sections 7.5(b), 7.5(d) and 7.5(e), BMS shall bear all other Third Party milestones and royalties owed on intellectual property in connection with [ * ]; provided that each Party shall bear all Third Party royalties arising from [ * ].

(b) Subject to Sections 7.5(d) and 7.5(e), BMS may deduct from the royalties it would otherwise owe pursuant to Section 7.4 for a particular Product, an amount equal to [ * ] of all amounts paid by BMS to Third Parties with respect to licenses to Patents that claim [ * ], up to a maximum deduction of [ * ] of the royalties due Exelixis for such Product.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(c) During the applicable Royalty Term (as defined below), if any Third Parties are: (i) selling a Generic Product in any given country in any year; and (ii) such sales of such Generic Product(s) in such country for such year are, in the aggregate (on a unit equivalent basis):

(A) greater than [ * ], but less than or equal to [ * ]of the sum of the entire market for a Product in such country, then the royalties due to Exelixis for such country in such year shall be reduced by [ * ] from what would otherwise have been due under Section 7.4; or

(B) greater than [ * ] of the sum of the entire market for the Product in such country, then the royalties due to Exelixis for such country in such year shall be reduced by [ * ] from what would otherwise have been due under Section 7.4.

(d) Notwithstanding anything to the contrary in this Agreement, the operation of Sections 7.5(b) and 7.5(c) for a given Product, whether singularly or in combination with each other, shall not reduce the royalties due to Exelixis for such Product below [ * ] of what would otherwise have been due under Section 7.4.

(e) BMS may deduct the Exelixis Equivalent Amount (defined below) from the royalties it would otherwise owe pursuant to Section 7.4 for a particular Product. The “Exelixis Equivalent Amount” means, with respect to amounts paid by BMS to Third Parties for licenses to Non-Transferable Patents (defined below), the amounts that [ * ]. “Non-Transferable Patents” means Patents: [ * ]. BMS shall not be able to deduct under Section 7.5(b) any amounts that are paid to any Third Party for licenses to Non-Transferable Patents and that are [ * ].

7.6 Quarterly Payments. All royalties due under Section 7.4 shall be paid quarterly, on a country-by-country basis, within [ * ] of the end of the relevant quarter for which royalties are due.

7.7 Term of Royalties. Exelixis’ right to receive royalties under Section 7.4 shall expire on a country-by-country basis upon the later of: [ * ] (the “Royalty Term”).

7.8 Royalty Payment Reports. Each royalty payment shall be accompanied by a statement stating the number, description, and aggregate Net Sales, by country, of each Product sold during the relevant calendar quarter.

7.9 Payment Method. All payments due under this Agreement to Exelixis shall be made by bank wire transfer in immediately available funds to an account designated by Exelixis. All payments hereunder shall be made in U.S. dollars.

7.10 Taxes. Exelixis shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, BMS shall: (a) deduct those taxes from the remittable payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of tax payment to Exelixis within [ * ] following that tax payment.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

7.11 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to Exelixis in the country in local currency by deposit in a local bank designated by Exelixis, unless the Parties otherwise agree.

7.12 Sublicenses. In the event BMS grants licenses or sublicenses to others to sell Products which are subject to royalties under Section 7.4, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its sales of Products on the same basis as if such sales were Net Sales by BMS, and BMS shall pay, or shall ensure that sublicensee shall pay, to Exelixis, with respect to such sales, royalties as if such sales of the licensee or sublicensee were Net Sales of BMS.

7.13 Foreign Exchange. Conversion of sales recorded in local currencies to U.S. dollars shall be performed in a manner consistent with BMS’ normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a widely accepted source of published exchange rates.

7.14 Records; Inspection. BMS shall keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least [ * ] following the end of the calendar quarter to which they pertain. Such records shall be open for inspection during such [ * ] period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable time and on reasonable notice. Inspections conducted under this Section 7.14 shall be at the expense of Exelixis, unless a variation or error producing an increase exceeding [ * ] of the royalty amount stated for any period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts (plus interest) that are discovered shall be paid promptly by BMS.

7.15 Interest. If BMS fails to make any payment due to Exelixis under this Agreement, then interest shall accrue on a daily basis at the greater of a rate equal to [ * ] above the then-applicable prime commercial lending rate of CitiBank, N.A. San Francisco, California, or at the maximum rate permitted by applicable law, whichever is the lower.

8. INTELLECTUAL PROPERTY

8.1 Ownership.

(a) The inventorship of all Sole Inventions and Joint Inventions shall be determined under the patent laws of the United States.

(b) Each Party shall own the entire right, title and interest in and to any and all of its Sole Inventions, and Patents claiming such Sole Inventions (and no Joint Inventions) (“Sole Invention Patents”). BMS and Exelixis shall be joint owners in and to any and all Joint Inventions and Patents claiming such Joint Inventions (“Joint Invention Patents”). BMS and Exelixis as joint owners each shall have the right to exploit and to grant licenses under such Joint Inventions, and where exercise of such rights require, under the laws of a country, the consent of the other Party, with the consent of the other Party (such consent to not be unreasonably withheld, delayed or conditioned) unless otherwise specified in this Agreement.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(c) All employees, agents and contractors of each Party shall be under written obligation to assign any inventions and related intellectual property to the Party for whom they are employed or are providing services.

(d) The Parties acknowledge and agree that this Agreement shall be deemed to be a Joint Research Agreement under 35 U.S.C. 103(c).

8.2 Disclosure. Each Party shall submit a written report to the JRC no less frequently than within [ * ] of the end of each quarter describing any Sole Invention or Joint Invention arising during the prior quarter in the course of the Collaboration or thereafter in accordance with this Agreement which it believes may be patentable or at such earlier time as may be necessary to preserve patentability of such invention. Each Party shall provide to the other Party such assistance and execute such documents as are reasonably necessary to permit the filing and prosecution of such patent application to be filed on such Sole Invention or Joint Invention, or the issuance, maintenance or extension of any resulting Patent.

8.3 Patent Prosecution and Maintenance; Abandonment.

(a)

(i) Filing, Prosecution and Maintenance of Invention Patents Controlled by Exelixis. Subject to Sections 8.3(a)(ii) and (v) below, Exelixis shall be responsible for the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Joint Invention Patents, Sole Invention Patents Controlled by Exelixis, and Exelixis Patents that in each case are exclusively licensed to BMS under Section 5.1 (the “Exelixis Prosecuted Patents”), provided that such responsibilities shall be carried out by external patent counsel selected by Exelixis, or by Exelixis’ internal patent counsel [ * ], and provided further that, in each case, [ * ]. Exelixis, or its outside counsel, shall provide BMS with an update of the filing, prosecution and maintenance status for each of the Exelixis Prosecuted Patents on a periodic basis, and shall use commercially reasonable efforts to consult with and cooperate with BMS with respect to the filing, prosecution and maintenance of the Exelixis Prosecuted Patents, including providing BMS with drafts of proposed filings to allow BMS a reasonable opportunity for review and comment before such filings are due. Exelixis, or its outside counsel, shall provide to BMS copies of any papers relating to the filing, prosecution and maintenance of the Exelixis Prosecuted Patents promptly upon their being filed and received.

(ii) Abandonment. In no event shall Exelixis knowingly permit any of the Exelixis Prosecuted Patents to be abandoned in any country, or elect not to file a new patent application claiming priority to a patent application within the Exelixis Prosecuted Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without BMS’ written consent (such consent to not be unreasonably withheld, delayed or conditioned) or BMS otherwise first being given an opportunity to assume

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

full responsibility (at BMS’ expense) for the continued prosecution and maintenance of such Exelixis Prosecuted Patents or the filing of such new patent application. Accordingly, Exelixis, or its outside counsel, shall provide BMS with notice of the allowance and expected issuance date of any patent within the Exelixis Prosecuted Patents, or any of the aforementioned filing deadlines, and BMS shall provide Exelixis with prompt notice as to whether BMS desires Exelixis to file such new patent application. In the event that Exelixis decides either: (A) not to continue the prosecution or maintenance of a patent application or patent within the Exelixis Prosecuted Patents in any country; or (B) not to file such new patent application requested to be filed by BMS, Exelixis shall provide BMS with notice of this decision at least [ * ] prior to any pending lapse or abandonment thereof. In the event that BMS assumes such responsibility for such filing, prosecution and maintenance, BMS shall have the right to transfer the responsibility for such filing, prosecution and maintenance of such patent applications and patents to patent counsel (outside or internal) selected by BMS, and Exelixis shall cooperate as reasonably requested by BMS to facilitate control of such filing, prosecution and maintenance by BMS. In the case where BMS takes over the filing, prosecution or maintenance of any patent or patent application as set forth above, BMS shall not be liable to Exelixis in any way with respect to its handling of, or the results obtained from, the filing, prosecution, issuance, extension or maintenance of any such application or any resulting patent or any failure by it to so file, prosecute, extend or maintain. In addition, Exelixis shall, at the expense of BMS, provide such assistance and execute such documents as are reasonably necessary to continue or permit the filing, prosecution or maintenance of such patent or patent application or the issuance, maintenance or extension of any resulting patent or permit enforcement of such patent application or any such patent, including assignment of same to BMS at BMS’ sole option in accordance with Section 8.3(e).

(iii) Filing, Prosecution and Maintenance of Sole Invention Patents Controlled by BMS. In accordance with this Section 8.3(a)(iii), BMS shall be responsible for the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Sole Invention Patents Controlled by BMS.

(iv) Patent Term Extension. Exelixis and BMS shall each cooperate with each another and shall use commercially reasonable efforts in obtaining patent term extension (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to patent rights covering the Products. If elections with respect to obtaining such patent term extensions are to be made, [ * ] shall have the right to make the election to seek patent term extension or supplemental protection, provided that such election shall be made so as to [ * ].

(v) Exelixis Patents Containing Claims that Cover Compounds that are not LXR Modulators or Dual LXR/FXR Modulators. To the extent that any Sole Invention Patent of Exelixis contains claims that cover compounds that are not: (1) LXR Modulators; (2) Dual LXR/FXR Modulators; or (3) [ * ], Exelixis shall have the right to [ * ]. Exelixis shall notify BMS in writing prior to [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b) [ * ] shall bear the out-of-pocket expenses (including reasonable fees for [ * ], but not [ * ]) associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of: (1) Patents covering [ * ]; and (2) the [ * ], provided that:

(i) if [ * ], and such Invention is covered by a Patent for which [ * ] would otherwise bear the out-of-pocket patent expenses pursuant to (b) above, then, subject to (b)(ii) below, Exelixis shall provide written notice to BMS and the Parties shall mutually agree on the percentage of such expenses that [ * ] shall bear (which, in the absence of any other agreement between the Parties, shall be [ * ]); and

(ii) if [ * ], then the Parties shall mutually agree upon an appropriate allocation of the expenses so that [ * ] does not bear any portion of the out-of-pocket expenses attributable to such other inventions.

(c) Exelixis and BMS shall mutually agree on the percentage of expenses that [ * ] shall bear with respect to Joint Inventions for which the cost of filing, prosecuting or maintaining such Joint Invention is not the responsibility of [ * ] hereof (which, in the absence of any other agreement between the Parties, shall be [ * ]).

(d) [ * ] shall bear the expenses (including [ * ], but not [ * ]) associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of Patents covering [ * ], (2) the Sole Inventions of [ * ], and (3) the Joint Inventions [ * ]; provided that:

(i) if [ * ], and such Invention is covered by a Patent for which [ * ] would otherwise bear the out-of-pocket patent expenses pursuant to (d) above, then, subject to (d)(ii) below, the Parties shall mutually agree on the percentage of such expenses that [ * ] shall bear (which, in the absence of any other agreement between the Parties, shall be [ * ]); and

(ii) if [ * ], then the Parties shall mutually agree upon an appropriate allocation of the expenses so that [ * ] does not bear any portion of the out-of-pocket expenses attributable to such other inventions.

(e) Non-payment of Expenses.

(i) If a Party elects not to pay its share of any expenses with respect to a Patent covering a Joint Invention in a given country under any of Sections 8.3(b), (c) or (d) (each, a “Joint Patent”), such Party shall inform the other Party in writing not less than [ * ] before any relevant deadline (or, in the event of a shorter period in which to respond to a patent office, as soon as reasonably practicable), and, if the other Party assumes the expenses associated with the Joint Patent, then the assuming Party shall thereby become the sole owner of such Joint Patent in such country and the other Party shall assign to the assuming Party its rights, title and interests in such Joint Patent in such country.

(ii) If a Party is the assignee or owner of a Patent (other than a Joint Patent) that is licensed to the other Party under any of Sections 5.1, 5.3 or 10.4, and such owning Party elects not to pay its share of expenses pursuant to Section 8.3(b) or 8.3(d) in a given country, such owning Party shall inform the other Party in writing not less than [ * ] before any relevant deadline (or, in the event of a shorter period in which to respond to a patent office, as soon as reasonably practicable). If the other Party assumes the expenses associated with the Patent in such country, then [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(iii) If a Party is the licensee of a Patent (other than a Joint Patent) under any of Sections 5.1, 5.3 or 10.4, and such Party elects not to pay its share of expenses pursuant to Section 8.3(b) or 8.3(d) in a given country, such Party shall inform the other Party in writing not less than [ * ] before any relevant deadline (or, in the event of a shorter period in which to respond to a patent office, as soon as reasonably practicable) (such Patent(s) in such countries, as identified in such notice, being a “Cost-Terminated Patent Right”), and shall no longer have any rights under such Sections 5.1, 5.3 or 10.4, as applicable, with respect to the relevant Patent in such country, provided that all remaining rights and licenses under all other Patent(s) within such licensed Patents would remain in effect. It is also understood that such licensee shall be offered the opportunity to assume its share of the responsibility for the costs of filing, prosecution and maintenance of any Patent(s) claiming priority directly or indirectly from any such Cost-Terminated Patent Right, and that where such expenses are assumed by such licensee, it shall be afforded all the rights and licenses as provided under this Agreement for the licensed Patents (other than the Cost-Terminated Patent Right) with respect to such Patent(s) claiming priority directly or indirectly from any such Cost-Terminated Patent Right.

(f) Each Party shall provide to the other Party, [ * ], a patent report that includes the serial number, docket number and status of each Patent for which, pursuant to Section 8.3(a), such Party has the right to direct the filing, prosecution and maintenance and which covers a Sole Invention or Joint Invention. The Parties through their patent counsel shall discuss as appropriate [ * ] ways in which to [ * ] consistent with the purposes of this Agreement and Exelixis’ obligations to Third Parties.

8.4 Enforcement of Patent Rights.

(a) Enforcement of BMS Sole Patents.

(i) Enforcement by Exelixis. In the event that management or in-house counsel for either Party becomes aware of a suspected infringement of any Patent claiming a Sole Invention of BMS that claims [ * ] (for purposes of this Section 8.4(a) only, a “BMS Sole Patent”), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Each Party shall provide the same level of disclosure to its in-house counsel concerning suspected infringement of a BMS Sole Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Agreement. Subject to the rights of any Third Party licensees of such Patent, Exelixis shall have the right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control; provided that Exelixis must confer with BMS with respect to any such action or proceeding and obtain the prior written consent of BMS to commence such action or proceeding (such consent to not be unreasonably withheld, delayed or conditioned). BMS shall reasonably assist Exelixis (at Exelixis’ expense) in such actions or proceedings if so requested, and shall lend its name to such actions or proceedings if requested by Exelixis or required by law, and [ * ]. BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of a BMS Sole Patent may be entered into by Exelixis without the prior consent of BMS (such consent to not be unreasonably withheld, delayed or conditioned).

(ii) Enforcement by BMS. If Exelixis elects not to bring any action for infringement or to defend any proceeding described in Section 8.4(a)(i) and so notifies BMS, then BMS may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control. Exelixis shall reasonably assist BMS (at BMS’ expense) in any action or proceeding being prosecuted or defended by BMS, if so requested by BMS or required by law, and [ * ]. Exelixis shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of any such BMS Sole Patent may be entered into by BMS without the prior of consent of Exelixis (such consent to not be unreasonably withheld, delayed or conditioned).

(b) Enforcement of Exelixis Sole Patents.

(i) Enforcement by BMS. In the event that management or in-house counsel for either Party becomes aware of a suspected infringement, by a Third Party of a Patent claiming [ * ] and which is exclusively licensed to BMS under Section 5.1 (for purposes of this Section 8.4(b) only, an “Exelixis Sole Patent”), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Each Party shall provide the same level of disclosure to its in-house counsel concerning suspected infringement of an Exelixis Sole Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Agreement. Where such suspected infringement involves such Third Party’s development, manufacture, use or sale of a small molecule product directed against LXR, BMS shall have the right, but shall not be obligated, to bring an infringement action against any such Third Party or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. Exelixis shall reasonably assist BMS (at BMS’ expense) in such actions or proceedings if so requested, and shall lend its name to such actions or proceedings if requested by BMS or required by law, and [ * ]. Exelixis shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of any such Exelixis Sole Patent may be entered into by BMS without the prior consent of Exelixis (such consent to not be unreasonably withheld, delayed or conditioned).

(ii) Enforcement by Exelixis. If BMS elects not to bring any action for infringement or to defend any proceeding described in Section 8.4(b)(i) and so notifies Exelixis, or where Exelixis (or any other party other than BMS who is licensed under such Exelixis Sole Patent) otherwise desires to bring an action or to defend any proceeding directly involving an Exelixis Sole Patent, then Exelixis may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control; provided that [ * ]; provided further, that with respect to any Exelixis Sole Patent that is a Patent listed or listable [ * ] (a “Listable Patent”), if BMS [ * ] to any such action or proceeding, the [ * ]. BMS shall reasonably assist Exelixis (at Exelixis’ expense) in any action or proceeding being prosecuted or defended by Exelixis, if so requested by Exelixis or required by law, and [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of a Listed Patent with respect to small molecules, may be entered into by Exelixis without the prior consent of BMS (such consent to not be unreasonably withheld, delayed or conditioned).

(c) Enforcement of Joint Patents.

(i) Joint Product Patents.

(1) Enforcement by BMS. In the event that management or in-house counsel for either Party becomes aware of a suspected infringement of a Patent claiming a Joint Invention that pertains to the composition of matter, manufacture or use of one or more Products that is being developed or commercialized using Diligent Efforts and which is exclusively licensed to BMS under Section 5.1 (for purposes of this Section 8.4(c) only, a “Joint Product Patent”), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Each Party shall provide the same level of disclosure to its in-house counsel concerning suspected infringement of a Joint Product Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Agreement. BMS shall have the right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. Exelixis shall reasonably assist BMS (at BMS’ expense) in such actions or proceedings if so requested, and shall lend its name to such actions or proceedings if requested by BMS or required by law, and [ * ]. Exelixis shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of a Joint Product Patent may be entered into by BMS without the prior consent of Exelixis (such consent to not be unreasonably withheld, delayed or conditioned).

(2) Enforcement by Exelixis. If BMS elects not to bring any action for infringement or to defend any proceeding described in Section 8.4(c)(i)(1) and so notifies Exelixis, or for any other enforcement by Exelixis of a Joint Patent which is exclusively licensed to BMS under Section 5.1, then Exelixis may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control; provided that [ * ]; provided further, that with respect to any Joint Patent that is a Listable Patent, if BMS [ * ] to any such action or proceeding, the [ * ]. BMS shall reasonably assist Exelixis (at Exelixis’ expense) in any action or proceeding being prosecuted or defended by Exelixis, if so requested by Exelixis or required by law, and [ * ]. BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of a Joint Product Patent may be entered into by Exelixis without the prior consent of BMS (such consent to not be unreasonably withheld, delayed or conditioned).

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(ii) Reverted Compound Patents.

(1) Enforcement by Exelixis. In the event that management or in-house counsel for either Party becomes aware of a suspected infringement of a Patent claiming a Joint Invention that pertains to the composition of matter, manufacture or use of a Reverted Compound and which is exclusively licensed to Exelixis under Section 10.4 (for purposes of this Section 8.4(c) only, a “Reverted Compound Patent”), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Each Party shall provide the same level of disclosure to its in-house counsel concerning suspected infringement of a Reverted Compound Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Agreement. Exelixis shall have the right, but shall not be obligated, to bring an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control; provided that [ * ]. BMS shall reasonably assist Exelixis (at Exelixis’ expense) in such actions or proceedings if so requested, and shall lend its name to such actions or proceedings if requested by Exelixis or required by law, and [ * ]. BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of a Reverted Compound Patent may be entered into by Exelixis without the prior consent of BMS (such consent to not be unreasonably withheld, delayed or conditioned).

(2) Enforcement by BMS. If Exelixis elects not to bring any action for infringement or to defend any proceeding described in Section 8.4(d)(ii)(1) and so notifies BMS, then, subject to the rights of any Third Party licensors of such Patent to Exelixis, BMS may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control. Exelixis shall reasonably assist BMS (at BMS’ expense) in any action or proceeding being prosecuted or defended by BMS, if so requested by BMS or required by law, and [ * ]. Exelixis shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of a Reverted Compound Patent may be entered into by BMS without the prior consent of Exelixis (such consent to not be unreasonably withheld, delayed or conditioned).

(iii) Other Joint Patents.

(1) Enforcement by BMS. In the event that management or in-house counsel for either Party becomes aware of a suspected infringement of a Patent that claims a Joint Invention but is not a Joint Product Patent or a Reverted Compound Patent (for purposes of this Section 8.4(c) only, an “Other Joint Patent”), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Each Party shall provide the same level of disclosure to its in-house counsel concerning suspected infringement of an Other Joint Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Agreement. BMS shall have the right, but shall not be obligated, to prosecute an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. Exelixis shall reasonably assist

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

BMS (at BMS’ expense) in such actions or proceedings if so requested, and shall lend its name to such actions or proceedings if requested by BMS or required by law, and [ * ]. Exelixis shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of an Other Joint Patent may be entered into by BMS without the prior consent of Exelixis (such consent to not be unreasonably withheld, delayed or conditioned).

(2) Enforcement by Exelixis. If BMS elects not to bring any action for infringement or to defend any proceeding described in Section 8.4(c)(iii)(1) and so notifies Exelixis, then Exelixis may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control; provided that [ * ]; provided further, that with [ * ]. BMS shall reasonably assist Exelixis (at Exelixis’ expense) in any action or proceeding being prosecuted or defended by Exelixis, if so requested by Exelixis or required by law, and [ * ]. BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of an Other Joint Patent may be entered into by Exelixis without the prior consent of BMS (such consent to not be unreasonably withheld, delayed or conditioned).

(d) General Provisions Relating to Enforcement of Patents.

(i) Withdrawal. If either Party brings such an action or defends such a proceeding under this Section 8.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 8.4 at its own expense.

(ii) Recoveries. In the event either Party exercises the rights conferred in this Section 8.4 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be [ * ]. If after such reimbursement any funds shall remain from such damages or other sums recovered, and such funds shall be [ * ].

(e) Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all international equivalents), BMS shall use commercially reasonable efforts consistent with its obligations under applicable law (including any applicable consent order) to seek maintain and enforce all such data exclusivity periods available for the Products. With respect to filings in the FDA Orange Book (and foreign equivalents) for issued patents for a Product, upon request by BMS (and at BMS’ expense), Exelixis shall provide reasonable cooperation to BMS in filing and maintaining such Orange Book (and foreign equivalent) listings.

(f) No Action in Violation of Law. Neither Party shall be required to take any action pursuant to this Section 8.4 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any court or government order or decree applicable to such Party.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(g) Notification of Patent Certification. Exelixis shall notify and provide BMS with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of an Exelixis Patent licensed hereunder pursuant to a Paragraph IV Patent Certification by a third party filing an Abbreviated New Drug Application, an application under §505(b)(2) or other similar patent certification by a third party, and any foreign equivalent thereof. Such notification and copies shall be provided to BMS by Exelixis as soon as practicable and at least within [ * ] after Exelixis receives such certification, and shall be sent by facsimile and overnight courier to the address set forth below:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President and Chief Intellectual Property Counsel

Telephone: 609-252-4825

Facsimile: 609-252-7884

8.5 Defense of Third Party Claims. If a claim is brought by a Third Party that any activity related to work performed by a Party under the Collaboration infringes the intellectual property rights of such Third Party, each Party shall give prompt written notice to the other Party of such claim, and following such notification, the Parties shall confer on how to respond.

8.6 Copyright Registrations. Copyrights and copyright registrations on copyrightable subject matter shall be filed, prosecuted, defended, and maintained, and the Parties shall have the right to pursue infringers of any copyrights owned or Controlled by it, in substantially the same manner as the Parties have allocated such responsibilities, and the expenses therefor, for patent rights under this Article 8.

9. CONFIDENTIALITY

9.1 Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement, including disclosure by either Party to the other of any results and data resulting from the Collaboration or disclosure by BMS to Exelixis of BMS’ activities relating to Collaboration Compounds during the BMS Independent Activity Period, shall be “Confidential Information” for all purposes hereunder. The Parties agree that during [ * ], a Party receiving Confidential Information of the other Party shall: (a) use Diligent Efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value) and not to disclose such Confidential Information to any Third Party without prior written consent of the other Party (such consent to not be unreasonably withheld, delayed or conditioned), except for disclosures made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a Party hereunder; and (b) not use such other Party’s Confidential Information for any purpose except those permitted by this Agreement (it being understood that this Section 9.1 shall not create or imply any rights or licenses not expressly granted under Article 5 hereof). Notwithstanding anything to the contrary in this Section 9.1, [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

9.2 Exceptions. The obligations in Section 9.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a) Subject to the last sentence in Section 9.1, is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

(b) Was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

(c) Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

(d) Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party, and is not directly or indirectly supplied by the receiving Party in violation of this Agreement; or

(e) Has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of the disclosing Party’s Confidential Information.

9.3 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances; provided that notice of any such disclosure shall be provided as soon as practicable to the other Party:

(a) Filing or prosecuting Patents relating to Sole Inventions, Joint Inventions or Products, in each case pursuant to activities under this Agreement;

(b) Regulatory filings;

(c) Prosecuting or defending litigation;

(d) Complying with applicable governmental laws and regulations; and

(e) Disclosure, in connection with the performance of this Agreement, to Affiliates, potential collaborators, partners, and licensees (including potential co-marketing and co-promotion contractors), research collaborators, potential investment bankers, investors, lenders, and investors, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to individuals or entities covered by 9.3(e) above, each of whom prior to disclosure must be bound by similar obligations

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission in connection with any public offering of such Party’s securities. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information.

In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

9.4 Termination of Prior Agreements. This Agreement supersedes the Confidential Disclosure Agreement between Exelixis and BMS dated March 23, 2005 and the amendments thereto dated June 6, 2005, July 28, 2005, and August 11, 2005 (such confidential disclosure agreement, as amended, the “Prior CDA”). All Information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information and shall be subject to the terms of this Article 9.

9.5 Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit 9.5. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law, including disclosures required by the U.S. Securities and Exchange Commission or made pursuant to the requirements of the national securities exchange or other stock market on which such Party’s securities are traded, as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

9.6 Publications. Neither Party shall publish or present the results of studies carried out during the Collaborative Research Period and the BMS Independent Activity Period (including results of studies carried out with Non-LXR Modulators) without the opportunity for prior review by the other Party; provided, however, that BMS may publish or present the results of studies with respect to Collaboration Compounds that have received approval as an ECN without prior review by Exelixis. Subject to Section 9.3, each Party agrees to provide the other Party the opportunity to review any proposed disclosure which contains Confidential Information of the other Party and would or may constitute an oral, written or electronic public disclosure if made (including the full content of proposed abstracts, manuscripts or presentations) which relate to [ * ], or which otherwise may [ * ], at least [ * ] prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. The JRC shall review such requests and recommend subsequent action. Neither Party shall have the right to publish or present Confidential Information of the other Party which is subject to Section 9.1. Nothing contained in this Section 9.6 shall prohibit the inclusion of Confidential Information of the non-filing Party

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

necessary for a patent application, provided the non-filing Party is given a reasonable opportunity to review the extent and necessity for its Confidential Information to be included prior to submission of such patent application. Any disputes between the Parties regarding delaying a publication or presentation to permit the filing of a patent application shall be referred to the JRC.

10. TERM AND TERMINATION

10.1 Term. This Agreement shall become effective on the Effective Date and shall remain in effect until terminated in accordance with Section 10.2 or Section 10.3 or by mutual written agreement, or until the expiration of the last royalty payment obligation with respect to any Product, as provided in Section 7.4. For clarity, termination of the Collaborative Research Period shall not constitute termination of this Agreement; termination of this Agreement shall result in termination of the Collaborative Research Period.

10.2 BMS’ Right to Terminate. At any time subsequent to [ * ], BMS shall have the right to terminate this Agreement upon: (a) [ * ] prior written notice to Exelixis, in the event that such termination is prior to the [ * ]; or (b) [ * ] prior written notice to Exelixis, in the event that such termination is subsequent to the [ * ].

10.3 Termination for Material Breach.

(a) If either Party believes that the other is in material breach of this Agreement (including any material breach of a representation or warranty made in this Agreement), then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. For all breaches other than a failure to make a payment set forth in Article 7, the allegedly breaching Party shall have [ * ] to cure such breach. For any breach arising from a failure to make a payment set forth in Article 7, the allegedly breaching Party shall have [ * ] to cure such breach. For clarity, so long as BMS is using Diligent Efforts with respect to discovery, pre-clinical or clinical development, regulatory activities and/or commercialization (including seeking price reimbursements) or the sublicensing of rights to a Third Party with respect to any of the foregoing, of a Collaboration Compound and/or Product, BMS shall not be deemed to be in material breach of Section 3.2 of this Agreement.

(b) If the Party receiving notice of breach fails to cure such breach within the [ * ] or [ * ] (as applicable), or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out is not commercially practicable, the Party originally delivering the notice may terminate this Agreement upon [ * ] advance written notice, provided, that if the breach applies only to a given Product or given Major Territory (provided that with respect to a breach in the EU as a Major Territory, such breach must be in at least [ * ] of the Major Market Countries), or to the license rights granted to a Party under any of Sections 5.1, 5.3 or 10.4, the non-breaching Party may only terminate the breaching Party’s rights with respect to such Product or such Major Territory, or the license rights granted to a Party under such subsection.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(c) If a Party gives notice of termination under this Section 10.3 and the other Party disputes whether such notice was proper, then the issue of whether a breach has occurred shall be resolved in accordance with Section 13.1. If as a result of such dispute resolution process it is determined that the notice of breach was proper, then such termination shall be deemed to have been effective if the breaching Party fails thereafter to cure such breach in accordance with the determination made in the resolution process under Section 13.1 within the time period set forth in Section 10.3(a) for the applicable breach following such determination. If as a result of such dispute resolution process it is determined that the notice of breach was improper, then no termination shall have occurred and this Agreement shall have remained in effect.

10.4 Effect of Termination; Survival.

(a) In the event of termination of this Agreement for any reason other than material breach pursuant to Section 10.3 or by mutual agreement, the following provisions of this Agreement shall survive: [ * ].

(b) Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement pursuant to Section 10.3, all licenses granted under this Agreement in favor of the breaching Party shall terminate. In such case, the non-breaching Party shall continue to hold the licenses granted hereunder, subject to the milestone and royalties set forth herein (which relevant provisions shall survive termination).

(c) In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(d) Research, Development and Commercialization of Reverted Compounds by Exelixis.

(i) Upon termination of this Agreement, subject to Section 10.5, BMS hereby grants Exelixis a worldwide, royalty-bearing (solely to the extent provided in the Reverted Compounds License Agreement) license (with the right to sublicense) to clinically develop, make, have made, use, import, sell, offer to sell and have sold products incorporating any Collaboration Compounds that have reached ECN approval, under: (A) any BMS Know-How and BMS Patents covering [ * ]; and (B) any [ * ]. The license described in this Section 10.4(d)(i) shall be [ * ].

(ii) Upon termination of this Agreement, subject to Section 10.4(e) and Section 10.5, BMS hereby grants Exelixis a worldwide, royalty-bearing (solely to the extent provided in the Reverted Compounds License Agreement) license (with the right to sublicense) to clinically develop, make, have made, use, import, sell, offer to sell and have sold products incorporating any Collaboration Compounds (except for Collaboration Compounds that have not reached ECN approval and that are BMS Compounds) or Non-LXR Modulators, under: (A) any BMS Know-How and BMS Patents covering [ * ]; and (B) any [ * ]. The license described in this Section 10.4(d)(ii) shall be [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(iii) Upon termination of this Agreement, subject to Section 10.4(e) and Section 10.5, BMS hereby grants Exelixis a worldwide, royalty-free license (without the right to sublicense except to third party contract research providers and manufacturers) to research, identify, derivatize, pre-clinically develop, make, have made and use Collaboration Compounds or Non-LXR Modulators for research purposes, under any BMS Know-How and BMS Patents covering [ * ]. The license described in this Section 10.4(d)(iii) shall be: (A) [ * ]; (B) [ * ]; and (C) [ * ]. Notwithstanding anything to the contrary in this Agreement, the foregoing license grant shall not create (by any means, whether expressly, impliedly or by estoppel) any right or license under any other Patents, Information or other intellectual property right that is Controlled by BMS.

(iv) Upon termination of this Agreement, subject to Section 10.4(e) and Section 10.5, BMS hereby grants Exelixis a non-exclusive, worldwide, royalty-free license (without the right to sublicense except to third party contract research providers and manufacturers) to research, identify, derivatize, pre-clinically develop, make, have made and use Collaboration Compounds or Non-LXR Modulators for research purposes, under any BMS Know-How and/or BMS Patent [ * ]. Notwithstanding anything to the contrary in this Agreement, the foregoing license grant shall not create (by any means, whether expressly, impliedly or by estoppel) any right or license under any other Patents, Information or other intellectual property right that is Controlled by BMS.

(v) BMS shall transfer via assignment, license or sublicense to Exelixis: (A) all Information reasonably necessary for the development and commercialization of such Reverted Compounds; (B) all regulatory filings (including any Regulatory Approvals, drug dossiers, and drug master files) in BMS’ name; (C) agreements with Third Parties; (D) trademark rights Controlled by BMS; and (E) supplies of Product (including any intermediates, retained samples and reference standards) that in each case ((A) through (E)) are existing and in BMS’ Control and that specifically relate to such Reverted Compounds. Any such transfer(s) shall be at the sole expense of Exelixis. BMS and Exelixis shall promptly meet, over a [ * ] period, to negotiate in good faith the commercially reasonable terms of a license agreement to such Reverted Compounds (the “Reverted Compounds License Agreement”), including: (1) the licenses described in Sections 10.4(d)(i) – (iv); (2) a royalty to BMS of [ * ] of the net sales of such Reverted Compounds if such transfer is made prior to the commencement of [ * ] with respect to any Reverted Compounds, and [ * ] of the net sales of such Reverted Compounds if such transfer is made subsequent to the commencement of [ * ] with respect to any Reverted Compound); provided that there shall be no royalty due to BMS for net sales of Reverted Compounds that both have not reached ECN approval and that are Exelixis Compounds; (3) a provision [ * ]; and (4) other customary terms and provisions, including terms and provisions relating to diligence, audit rights, and intellectual property maintenance and enforcement, in each case substantially similar to the terms of this Agreement.

(e) BMS Internal Compound Research License. Upon termination of this Agreement, BMS shall have a non-exclusive, worldwide, royalty-free license (without the right to sublicense except to third party contract research providers and manufacturers) under the

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exelixis Patents and Exelixis Know-How to research, identify, derivatize, pre-clinically develop, make, have made and use each of the following: [ * ], in each case ((i) through (v)) solely for research purposes. Notwithstanding anything to the contrary in this Agreement, the foregoing non-exclusive license grant shall not create (by any means, whether expressly, impliedly or by estoppel) any right or license under any other Patents, Information or other intellectual property right that is Controlled by Exelixis.

(f) Request for Research-Grade Samples of BMS Compounds. Within [ * ] of the effective date of any termination of this Agreement, BMS may request in writing that Exelixis provide BMS with reasonable quantities of the following compounds (at research-grade quality) that are in Exelixis’ possession as of such effective date: [ * ]. After receipt of such written request, Exelixis shall use commercially reasonable efforts to provide BMS with reasonable quantities of such requested compounds. BMS shall reimburse Exelixis for any out-of-pocket costs incurred by Exelixis in connection with this Section 10.4(f). Notwithstanding anything to the contrary, Exelixis shall not have any obligation to manufacture (or have manufactured) for BMS any quantities of the compounds described in the foregoing subsection (i) – (v).

(g) Determination of Post-Termination Compound. A compound that is an LXR Modulator or Dual LXR/FXR Modulator shall be a Post-Termination Compound [ * ] in any of the following time periods after the termination of the Agreement: (i) within [ * ] thereafter in the event the Agreement terminates prior to the [ * ] anniversary of the Effective Date; (ii) within [ * ] thereafter in the event the Agreement terminates on or after the [ * ] anniversary and prior to the [ * ] anniversary of the Effective Date; (iii) within [ * ] thereafter in the event the Agreement terminates on or after [ * ] anniversary and prior to the [ * ] anniversary of the Effective Date; and (iv) within [ * ] in the event the Agreement terminates on or after the [ * ] anniversary of the Effective Date.

10.5 Exception for Termination for Safety Reasons. The licenses granted to Exelixis under Sections 10.4(d)(i) and (ii) shall be of no force or effect with respect to any given Collaboration Compound(s) where BMS’ termination of pre-clinical development, clinical development and/or commercialization of such Collaboration Compound(s) was due to Safety Reasons. For purposes of this Section 10.5, “Safety Reasons” means it is [ * ] that there is [ * ] in humans based upon: (a) [ * ]; or (b) [ * ]. Notwithstanding anything to the contrary, this Section 10.5 shall not prevent Exelixis from using its license in Sections 10.4(d)(iii) or 10.4(d)(iv) to identify Collaboration Compounds by derivatizing any such Collaboration Compound that was terminated for Safety Reasons. BMS shall provide Exelixis with all relevant data for such terminated Collaboration Compound but shall not be obligated to assign to Exelixis any regulatory documents/filings relating to such terminated Collaboration Compound.

11. REPRESENTATIONS AND WARRANTIES AND COVENANTS

11.1 Mutual Authority. Exelixis and BMS each represents and warrants to the other as of the Execution Date that: (a) it has the authority and right to enter into and perform this Agreement, (b) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights, and (c) its execution, delivery and performance of this

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Agreement shall not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

11.2 Rights in Technology.

(a) During the term of this Agreement, each Party shall use commercially reasonable efforts to maintain (but without an obligation to renew) and not to breach any agreements with Third Parties that provide a grant of rights from such Third Party to a Party that are Controlled by such Party and are licensed or become subject to a license from such Party to the other Party under Article 5. Each Party agrees to provide promptly the other Party with notice of any such alleged breach or obligation to renew. As of the Execution Date, each Party is in compliance in all material respects with any aforementioned agreements with Third Parties.

(b) Each Party represents and warrants that it: (i) has full legal or beneficial title to the Patents that have been listed on a Schedule to this Agreement; (ii) has no Knowledge as of the Execution Date of [ * ]; (iii) has the ability to grant the licenses contained in or required by this Agreement; and (iv) is not currently subject to any agreement with any Third Party or to any outstanding order, judgment or decree of any court or administrative agency that restricts it in any way from granting to the other Party such licenses or the right to exercise its rights hereunder.

(c) Each Party represents and warrants that, to its Knowledge as of the Execution Date, all fees required to maintain the issued Patent rights of such Party set forth in the Schedules to this Agreement have been paid to date.

(d) Each Party represents and warrants that: (i) it has not granted, and covenants that it shall not grant after the Execution Date and during the term of this Agreement, any right, license or interest in or to, or an option to acquire any of the foregoing with respect to, the intellectual property rights licensed to the other Party hereunder (including the Exelixis Patents and the BMS Patents, as the case may be) that is in conflict with the rights (including the rights set forth in Section 3.5 and Article 8) or licenses granted or to be granted (including any conditional license rights) to the other Party under this Agreement; and (ii) it has not granted any lien, security interest or other encumbrance (excluding any licenses) with respect to any of the intellectual property rights licensed to the other Party hereunder that would prevent it from performing its obligations under this Agreement, or permitted such a lien, security interest or other encumbrance (excluding any permitted licenses) to attach to the intellectual property rights licensed to the other Party hereunder.

(e) To such Party’s Knowledge as of the Execution Date, each Party represents and warrants that [ * ].

11.3 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

performance. In particular, if any Affiliate of a Party participates under this Agreement with respect to Collaboration Compounds: (a) the restrictions of this Agreement which apply to the activities of a Party with respect to Collaboration Compounds shall apply equally to the activities of such Affiliate; and (b) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the provisions of this Agreement (and subject to the licenses set forth in Article 5) as if such intellectual property had been developed by the Party.

11.4 Third Party Rights.

(a) Each Party represents and warrants to the other Party that, to its Knowledge as of the Execution Date, [ * ] as contemplated by this Agreement shall not [ * ]. Each Party represents and warrants to the other Party that, to its Knowledge as of the Execution Date, it shall not violate a contractual or fiduciary obligation owed to [ * ] to [ * ] as contemplated by this Agreement.

(b) Exelixis represents and warrants to BMS that, (i) to its Knowledge as of the Execution Date, it did not violate any fiduciary obligation owed to any Third Party (including misappropriation of trade secrets) in conducting its research to identify the Collaboration Compounds owned by Exelixis as of the Execution Date, and (ii) to its Knowledge as of the Execution Date, [ * ] does not [ * ] against at least [ * ].

11.5 Notice of Infringement or Misappropriation. Each Party represents and warrants to the other Party that, as of the Execution Date, it has received no notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to any technology to be used in connection with the Collaboration.

11.6 HSR Act Filing; Effective Date. The Parties shall each, prior to or as promptly as practicable after the Execution Date of this Agreement, file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice and any relevant foreign governmental authority any notifications required to be filed under the HSR Act and any applicable foreign equivalent thereof with respect to the transactions contemplated hereby; provided that the Parties shall each file the notifications required to be filed under the HSR Act no later than five (5) business days after the Execution Date of this Agreement. Each Party shall be responsible for its own costs in connection with such filing, except that BMS shall be solely responsible for the applicable filing fees. The Parties shall use commercially reasonable efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act and any applicable foreign equivalent thereof to terminate or expire at the earliest possible date after the date of filing. Each Party shall use its commercially reasonable efforts to ensure that its representations and warranties set forth in this Agreement remain true and correct at and as of the Effective Date as if such representations and warranties were made at and as of the Effective Date. Notwithstanding anything in this Agreement to the contrary, this Agreement (other than Article 9 and this Section 11.6) shall not become effective until the expiration or earlier termination of the waiting period under the HSR Act in the United States, the expiration or earlier termination of any applicable waiting period under the antitrust or competition laws of any other jurisdiction, and the approval or clearance of the transactions contemplated by this Agreement in any jurisdiction requiring advance approval or clearance (the “Effective Date”).

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

12. INDEMNIFICATION AND LIMITATION OF LIABILITY

12.1 Mutual Indemnification. Subject to Section 12.4, each Party hereby agrees to indemnify, defend and hold harmless the other Party, its Affiliates, and their respective directors, employees and agents from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) to the extent such Losses result from any: [ * ].

12.2 Indemnification by BMS. Subject to Section 12.4, BMS hereby agrees to indemnify, defend and hold harmless Exelixis and its directors, employees and agents from and against any and all Losses to the extent such Losses result from the manufacture, use, handling, storage, sale or other disposition of Collaboration Compounds or Products by BMS or its Affiliates, agents or sublicensees, except to the extent such Losses result from any: [ * ].

12.3 Indemnification by Exelixis. Subject to Section 12.4, Exelixis hereby agrees to indemnify, defend and hold harmless BMS and its directors, employees and agents from and against any and all Losses to the extent such Losses result from the manufacture, use, handling, storage, sale or other disposition of Collaboration Compounds or Reverted Compounds by Exelixis or its Affiliates, agents or sublicensees, except to the extent such Losses result from any: [ * ].

12.4 Conditions to Indemnification. As used herein, “Indemnitee” shall mean a party entitled to indemnification under the terms of Section 12.1, 12.2 or 12.3. A condition precedent to each Indemnitee’s right to seek indemnification under such Section 12.1, 12.2 or 12.3 is that such Indemnitee shall:

(a) inform the indemnifying Party under such applicable Section of a Loss as soon as reasonably practicable after it receives notice of the Loss;

(b) if the indemnifying Party acknowledges that such Loss falls within the scope of its indemnification obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Loss (including the right to settle the claim solely for monetary consideration); provided, that the indemnifying Party shall seek the prior written consent (such consent to not be unreasonably withheld, delayed or conditioned) of any such Indemnitee as to any settlement which would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee, or would effect an amendment of this Agreement; and

(c) fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Loss.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Provided that an Indemnitee has complied with all of the conditions described in subsections (a) – (c), as applicable, the indemnifying Party shall provide attorneys reasonably acceptable to the Indemnitee to defend against any such Loss. Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Loss using attorneys of the Indemnitee’s choice and at the Indemnitee’s expense. In no event may an Indemnitee settle or compromise any Loss for which the Indemnitee intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party (such consent to not be unreasonably withheld, delayed or conditioned), or the indemnification provided under such Section 12.1, 12.2 or 12.3 as to such Loss shall be null and void.

12.5 Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES BY A PARTY FOR WHICH IT SEEKS REIMBURSEMENT OR INDEMNIFICATION PROTECTION FROM THE OTHER PARTY PURSUANT TO SECTIONS 12.1, 12.2 AND 12.3, AND EXCEPT FOR BREACH OF SECTION 9.1 HEREOF, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THE AGREEMENT, UNLESS SUCH DAMAGES ARE DUE TO THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF THE LIABLE PARTY (INCLUDING GROSS NEGLIGENCE OR WILFUL BREACH WITH RESPECT TO A PARTY’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 11).

12.6 Collaboration Disclaimer. EXCEPT AS PROVIDED IN ARTICLE 11 ABOVE, BMS EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY RESEARCH RESULTS, COLLABORATION COMPOUNDS, DATA, OR INVENTIONS (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY BMS AS PART OF THE COLLABORATION OR OTHERWISE MADE AVAILABLE TO EXELIXIS PURSUANT TO THE TERMS OF THE AGREEMENT. EXCEPT AS PROVIDED IN ARTICLE 11 ABOVE, EXELIXIS EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY RESEARCH RESULTS, COLLABORATION COMPOUNDS, DATA, OR INVENTIONS (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY EXELIXIS AS PART OF THE COLLABORATION OR OTHERWISE MADE AVAILABLE TO BMS PURSUANT TO THE TERMS OF THE AGREEMENT.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

13. MISCELLANEOUS

13.1 Dispute Resolution. In the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of the Agreement, other than a dispute arising from the terms and provisions of Article 3, Section 2.2 or Section 13.3, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the CEO of Exelixis and the Senior VP for Exploratory Drug Discovery for BMS or their designees. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within [ * ] after such notice, such officers of the Parties shall meet for attempted resolution by good faith negotiations. If such officers are unable to resolve such dispute within [ * ] of their first meeting for such negotiations, either Party may seek to have such dispute resolved in any United States federal or state court of competent jurisdiction and appropriate venue, provided, that if such suit includes a Third Party claimant or defendant, and jurisdiction and venue with respect to such Third Party appropriately resides outside the United States, then in any other jurisdiction or venue permitted by applicable law.

13.2 Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with the Agreement or the performance, enforcement, breach or termination of the Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of California, as applied to agreements executed and performed entirely in the State of California by residents of the State of California, without regard to conflicts of law rules.

13.3 Patents and Trademarks; Equitable Relief.

(a) Any dispute, controversy or claim arising out of, relating to or in connection with: (i) the scope, validity, enforceability or infringement of any Patent rights covering the manufacture, use or sale of any Product; or (ii) any trademark rights related to any Product, shall in each case be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

(b) Any dispute, controversy or claim arising out of, relating to or in connection with the need to seek preliminary or injunctive measures or other equitable relief (e.g., in the event of a potential or actual breach of the confidentiality and non-use provisions in Article 9) need not be resolved through the procedure described in Section 13.1 but may be immediately brought in a court of competent jurisdiction.

13.4 Entire Agreement; Amendments. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

13.5 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Exelixis or BMS from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

13.6 Bankruptcy.

(a) All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the “Bankrupt Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 Trustee) shall, at the election of the Bankrupt Party made within sixty (60) days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either (i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

(b) If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party’s written request therefor. Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 13.6, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(c) All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 13.6 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

13.7 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

13.8 Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Exelixis:	Exelixis, Inc.
170 Harbor Way
P.O. Box 511
South San Francisco, CA 94083
Attention: SVP, Patents and Licensing

With a copy to:	Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Robert L. Jones, Esq.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

For BMS:	Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 and Province Line Road
Princeton, NJ 08543-4000
Attention: Senior Vice President, Corporate and Business Development
Phone: 609-252-3413
Fax: 609-252-6880

With a copy to:	Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 and Province Line Road
Princeton, NJ 08543-4000
Attention: Vice President and Senior Counsel, Corporate and Business Development
Phone: 609-252-5328
Fax: 609-252-4232

Furthermore, a copy of any notices required or given under Article 8 of this Agreement shall also be addressed to the Vice President and Chief Intellectual Property Counsel of BMS at the address set forth in Section 8.4(g).

13.9 Maintenance of Records Required by Law or Regulation. Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon request.

13.10 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other (such consent to not be unreasonably withheld, delayed or conditioned), except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee of rights and/or obligations hereunder is obligated, by reason of operation of law or pursuant to a written agreement with the other Party, to assume performance of this Agreement or such rights and/or obligations; and provided, further, that if assigned to an Affiliate, the assigning Party shall remain jointly and severally responsible for the performance of this Agreement by such Affiliate. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.10 shall be null and void and of no legal effect.

13.11 Electronic Data Interchange. If both Parties elect to facilitate business activities hereunder by electronically sending and receiving data in agreed formats (also referred to as Electronic Data Interchange or “EDI”) in substitution for conventional paper-based documents, the terms and conditions of this Agreement shall apply to such EDI activities.

13.12 Non-Solicitation of Employees. After the Effective Date and during the term of this Agreement, each Party agrees that neither it nor any of its divisions, operating groups or

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Affiliates shall recruit, solicit or induce any employee of the other Party directly involved in the activities conducted pursuant to this Agreement to terminate his or her employment with such other Party and become employed by or consult for such Party, whether or not such employee is a full-time employee of such other Party, and whether or not such employment is pursuant to a written agreement or is at-shall. For purposes of the foregoing, “recruit”, “solicit” or “induce” shall not be deemed to mean: (a) circumstances where an employee of a Party initiates contact with the other Party or any of its Affiliates with regard to possible employment; or (b) general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements.

13.13 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.14 Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.15 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

13.16 Construction of this Agreement. Except where the context otherwise requires, wherever used, the use of any gender shall be applicable to all genders, and the word “or” are used in the inclusive sense. When used in this Agreement, “including” means “including without limitation”. References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement, and, accordingly, no provisions of this Agreement shall be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit or the Research Plan, then the terms of this Agreement shall govern. The official text of this Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Agreement, and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

13.17 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, each of which shall be binding when sent.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Signature page follows.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

BRISTOL-MYERS SQUIBB COMPANY		EXELIXIS, INC.

By:	/s/ Elliott Sigal, M.D., Ph.D.	By:	/s/ George A. Scangos, PhD
Title:	Chief Scientific Officer & President, PRI	Title:	President and Chief Executive Officer
Date:	December 5, 2005	Date:	December 5, 2005

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Schedule 1.26

Exelixis Patents

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Schedule 1.41

Listed NHRs

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.